NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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R. R. Donnelley & Sons Company

(Name of Registrant as Specified In Its Charter)

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2007

ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

Proxy Statement

111 South Wacker Drive

Chicago, Illinois 60606-4301

2007 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Renaissance Chicago O’Hare

Suites Hotel

8500 Bryn Mawr Avenue

Chicago, Illinois 60631

WHEN

Thursday, May 24, 2007 at

10:00 a.m. Chicago time

WHY

•	To elect three directors for a three-year term

•	To vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm

•	To vote on an amendment to the Company’s Restated Certificate of Incorporation to eliminate the classified board

•	To vote on an amendment to the Company’s Restated Certificate of Incorporation to eliminate the supermajority vote requirement for mergers, consolidations or asset sales

•	To vote on two stockholder proposals set out in the proxy statement, if such proposals are properly introduced at the meeting

•	To conduct any other business if properly raised

RECORD DATE

The close of business on April 5, 2007

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet – even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 12. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on April 5, 2007, you are invited to attend the meeting, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the Company will be admitted to the meeting.

By Order of the Board of Directors

Suzanne S. Bettman

Secretary

April 19, 2007

2007 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 19, 2007

Contents

Proposals
Proposal 1: Election of Directors	6
Proposal 2: Ratification of Auditors	7

Proposal 3: Approval of Amendments to the Restated Certificate of Incorporation Eliminating the Classified Structure of the Board of Directors	7

Proposal 4: Approval of Amendments to the Restated Certificate of Incorporation Eliminating the Supermajority Vote Requirement for Mergers, Consolidations or Asset Sales	8
Proposal 5: Stockholder Proposal	8
Proposal 6: Stockholder Proposal	10

Your Proxy Vote
Voting Instructions	12
Voting Rules	12

Company Information
About the Continuing Directors	14
The Board’s Committees and Their Functions	16
Policy on Attendance at Stockholder Meetings	16
Corporate Governance	17
Stock Ownership	19
Compensation Discussion & Analysis	21
Human Resources Committee Report	26
Executive Compensation	27
Director Compensation	41
Certain Transactions	43
Section 16(a) Beneficial Ownership Reporting Compliance	43
Report of the Audit Committee	43
The Company’s Independent Registered Public Accounting Firm	44

Submitting Stockholder Proposals and Nominations for 2008 Annual Meeting	44
Discretionary Voting of Proxies on Other Matters	45

This proxy statement is issued by RR Donnelley in connection with the 2007 Annual Meeting of Stockholders scheduled for May 24, 2007. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 19, 2007.

Proposals

Proposal 1: Election of Directors

The Company’s Restated Certificate of Incorporation provides for three classes of directors. Each director serves a three-year term, and the terms of directors in each class expire in rotation. Proposal 3, however, provides for the amendment of the Company’s Restated Certificate of Incorporation to eliminate the classified structure of the board. If Proposal 3 receives the affirmative vote of the holders of at least two-thirds of the Company’s outstanding common stock as of the record date, then the terms of all directors, including those elected at this 2007 Annual Meeting, will expire at the 2008 Annual Meeting of Stockholders. Beginning with the 2008 Annual Meeting, all directors would then be elected for one-year terms. Otherwise, stockholders will vote at this meeting to elect three directors of Class 1, who will each serve a three-year term.

Our nominees for director are:

Nominees for Directors of Class 1 – Terms expiring in 2010

Thomas J. Quinlan III

Elected chief executive officer designate of the Company in March 2007*; group president, Global Services of the Company since October 2006; chief financial officer of the Company since April 2006; executive vice president, operations of the Company from February 2004 to October 2006; various capacities at Moore Wallace Incorporated (and its predecessor, Moore Corporation Limited) that included: executive vice president-business integration from May 2003 to February 2004; executive vice president-office of the chief executive from January 2003 until May 2003; and executive vice president and treasurer from December 2000 until December 2002; executive vice president and treasurer of Walter Industries, Inc., a homebuilding industrial conglomerate, in 2000; various positions, including vice president and treasurer, at World Color Press, Inc. from 1994 until 1999.

Age: 44

Oliver R. Sockwell

Former president and chief executive officer of Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987 to 1997 (retired).

Directorships: Liz Claiborne, Inc.

Age: 63

Director since: 1997

Stephen M. Wolf

Chairman of board of directors of the Company; chairman of Lehman Brothers Private Equity Advisory Board, July 2005 to present; managing partner of Alpilles, LLC, a private investment Company, April 2003 to present; non-executive chairman of US Airways Group, Inc.**, an air carrier holding Company, and its subsidiary US Airways, Inc., an air carrier, 2003; chairman of US Airways Group, Inc. and US Airways, Inc., 1996 to 2002; chief executive officer of US Airways Group, Inc. and US Airways, Inc., 1996 to 1998 and 2001 to 2002; previously and from 1994, senior advisor in Lazard Frères & Co. LLC, an investment banking firm.

Directorships: Altria Group, Inc.

Age: 65

Director since: 1995

*	On March 19, 2007, the Company announced that Mark A. Angelson, chief executive officer and a director, advised the board of his decision to retire from the Company. Mr. Angelson’s resignation will take effect later in the spring of 2007, following an orderly transition. The Company also announced that the board has unanimously elected Mr. Quinlan to succeed Mr. Angelson as chief executive officer and director following the orderly transition, as well as to become president of the Company. Mr. Quinlan will succeed Mr. Angelson as a director on the date Mr. Angelson’s resignation becomes effective.
**	U.S. Airways Group, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on August 11, 2002 and emerged from bankruptcy protection under a plan of reorganization effective March 31, 2003.

The board recommends that stockholders vote for each of our nominees. Only directors that receive more “FOR” than “AGAINST” votes will be elected. In the event that an incumbent director is not reelected, the company’s Principles of Corporate Governance require that director to promptly tender his or her resignation. The board will accept this resignation unless it determines that the best interests of the Company and its stockholders would not be best served by doing so.

If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the board. The board may also choose to reduce the number of directors to be elected at the meeting.

Proposals

Proposal 2: Ratification of Auditors

Proposal 2 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2007. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2007 Annual Meeting and entitled to vote on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2007 is required to approve the proposal.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2007.

Proposal 3: Approval of Amendments to the Restated Certificate of Incorporation Eliminating the Classified Structure of the Board of Directors

A stockholder proposal to declassify the board of directors was included in our 2006 Proxy Statement and received favorable votes from a majority of the outstanding shares of our common stock. Our Corporate Responsibility & Governance Committee and the board have regularly considered the merits of the classified board of directors structure, taking a variety of perspectives into account. While the board believes that the classified board structure has promoted continuity and stability and reinforced a commitment to a long-term point of view, it recognizes the growing sentiment of the Company’s stockholders that the annual election of directors would increase the board’s accountability to stockholders. In light of corporate governance trends and stockholder sentiment, the board has determined that the classified board structure should be eliminated.

The Company’s Restated Certificate of Incorporation (Article SEVENTH) currently provides for the classification of the board into three classes, as nearly equal in number as possible, with members of each class serving three-year terms.

The board has determined that the Restated Certificate of Incorporation should be amended to eliminate this provision and to make certain conforming and other changes as appropriate, including removing the requirement that amending Article SEVENTH requires the affirmative vote of at least two-thirds of the company’s outstanding stock, and has unanimously adopted resolutions approving such amendments, declaring their advisability and recommending such amendments to our stockholders.

The Company’s By-laws (Article III, Section 3.2) also currently provide for the classification of the board into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. Article III, Section 3.8 of the By-laws also contains provision relating to such classification concerning the filling of director vacancies.

The board has determined to amend the By-laws to eliminate these provisions and to make certain conforming and other changes as appropriate and has unanimously adopted resolutions approving such amendments, contingent upon approval of this proposal by the stockholders.

If the proposed amendments to the Restated Certificate of Incorporation are approved by our stockholders, the classified board structure will be eliminated, the current term of office of each director will end at the 2008 Annual Meeting of Stockholders and all directors will thereafter be elected for one-year terms at each Annual Meeting. In addition, any director chosen to fill a newly created directorship or a vacancy on the board will only hold office until the next Annual Meeting.

The affirmative vote of the holders of at least two-thirds of the Company’s outstanding common stock is required for approval of this proposal. All abstentions and failures to return a proxy card will have the same effect as a vote against this proposal.

The proposed amendments to the Company’s Restated Certificate of Incorporation are set forth in Appendix A to this proxy statement, with deletions indicated by strike-outs and additions indicated by

Proposals

underlining. If this proposal is approved by the requisite vote of stockholders as set forth above, a Certificate of Amendment to the Restated Certificate of Incorporation will be filed with the State of Delaware. The amendments to the By-laws described above will become effective at the same time as the Certificate of Amendment.

The Board of Directors unanimously recommends a vote FOR this proposal.

Proposal 4: Approval of Amendments to the Restated Certificate of Incorporation Eliminating the Supermajority Vote Requirement for Mergers, Consolidations or Asset Sales

The Company’s Restated Certificate of Incorporation (Article EIGHTH) currently requires a higher voting standard for stockholder approval of certain transactions than is required by Delaware law. A supermajority vote of two-thirds of all the outstanding shares of stock of each class having voting power is required to approve any sale, lease or exchange of all or substantially all of the Company’s property and assets, or to merge or consolidate with another company, except with a company of which at least 90 percent of the outstanding shares of each class of the stock is owned by the Company.

Our Corporate Responsibility & Governance Committee and the board of directors, in their continuing review of corporate governance matters, and after careful consideration, have concluded that it is in the best interests of the Company’s stockholders to eliminate this supermajority vote requirement. If the provision is eliminated, the sale, lease or exchange of all or substantially all of the Company’s property and assets, or the merger or consolidation of the Company with another company would, pursuant to Delaware law, require an affirmative vote from the holders of a majority of the Company’s outstanding stock.

The Company is not proposing this amendment in response to any pending, planned or contemplated transaction.

Supermajority vote provisions are generally intended to encourage a person making an unsolicited bid for a company to negotiate with the board of directors to reach terms that are fair and provide the best results for all stockholders. Without such provisions it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of the Company without negotiating with the board to achieve the best results for other stockholders. While supermajority vote requirements can be beneficial, the board recognizes there are also compelling reasons for having a lower threshold for stockholder votes. The requirement of a supermajority vote can limit the ability of stockholders to effect change by essentially providing a veto to a large minority stockholder or group of stockholders. In addition, a lower threshold for stockholder votes can increase stockholders’ ability to effectively participate in corporate governance. The board is committed to principles of corporate democracy and its determination furthers this goal.

The affirmative vote of the holders of at least two-thirds of the Company’s outstanding common stock is required for approval of this proposal. All abstentions and failures to return a proxy card will have the same effect as a vote against this proposal.

The proposed amendment to the Company’s Restated Certificate of Incorporation is set forth in Appendix B to this proxy statement, with deletions indicated by strike-outs and additions indicated by underlining. If this proposal is approved by the requisite vote of stockholders as set forth above, a Certificate of Amendment to the Restated Certificate of Incorporation will be filed with the State of Delaware.

The Board of Directors unanimously recommends a vote FOR this proposal.

Proposal 5: Stockholder Proposal

We have been notified that the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, who has provided certification indicating that, as of November 20, 2006, it was the beneficial owner of 90 shares of the Company’s common stock and that it intends to maintain such ownership through the date of the 2007 Annual Meeting, expects to introduce and support the following proposal at the 2007 Annual Meeting. Based on the information above, the stockholder proponent owns a total of approximately 0.00004% of the total shares of the Company’s common stock outstanding.

RESOLVED: The shareholders of R.R. Donnelley & Sons Company (the “Company”) urge the Board of Directors to adopt and implement a company-wide sustainability policy based on the principles of the United Nations’ Global Compact (“Global

Proposals

Compact”), and to prepare an annual report at reasonable cost to shareholders concerning implementation and enforcement of this policy.

SUPPORTING STATEMENT: As a global corporation, our Company faces many regulatory regimes and public pressures exposing it to various risks. Managing operations effectively and increasing shareholder value depend on public and governmental goodwill. The Company would benefit from protecting its reputation for good corporate citizenship by adopting and implementing a sustainability policy drawn from the Global Compact principles.

The Global Compact is comprised of ten principles that uphold internationally proclaimed human rights, labor standards, environmental protections and anticorruption standards.

Adopting a policy based on the principles of the Global Compact with an implementation and enforcement mechanism would ensure that our Company is not associated with human rights, environmental and/or corruption violations. This would protect our Company’s brand names and relationships with customers and the numerous governments with which it may do business and on whose goodwill its business success partly depends.

The Company faces potentially high risk that it could be associated with workplace human rights violations because of operations in countries where, according to the U.S. Department of State’s 2005 Human Rights Report and Amnesty International’s 2006 Report, labor and human rights are not adequately protected in law and/or practice. These countries include China and El Salvador, which are locations of some of our Company’s major sites.

While our Company has adopted Principles of Ethical Conduct (“Code of Conduct”), the Code of Conducts has failed to incorporate major tenets embodied in the Global Compact, such as prohibiting the use of child labor, which is prevalent in China.

An association with workplace human rights violations could expose the Company to costly and time-consuming litigation. This is a critical issue for our Company because of the $15 million dollar settlement of a race discrimination case it reached in 2004.

Further, the Occupational Safety and Health Administration is conducting an investigation of a worker who was crushed to death in October 2006 at a facility in Lancaster, Pennsylvania. (Lancaster New Era, 10/16/2006)

Our Company also generates hazardous and non-hazardous waste during operations whose disposal involves risks of high cleanup costs and litigation. We believe, adopting the Global Company will enhance our Company’s reputation as a leader in environmental sustainability and improve business confidence, by reducing waste and ensuring compliance with global environmental regulations.

We believe the adoption, implementation and enforcement of a comprehensive policy based on the Global Compact, would improve our Company’s reputation in capital markets by bolstering its integrity.

We urge you to vote FOR this resolution.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The Board of Directors understands and respects investors’ interest in good corporate citizenship and social responsibility. The Company has consistently demonstrated its commitment to humane and progressive labor and employment practices, employee and supplier diversity, and safe and environmentally responsible production processes. The Company’s “Principles of Ethical Business Conduct,” posted on our web site, reflect our commitment to do business in accordance with the highest standards of ethical business conduct. The Principles describe the Company’s commitments to providing a safe and healthy work environment and to the fair and equitable treatment of all employees and applicants, and prohibit Company employees from engaging in illegal or unethical conduct. Every employee of the Company is expected to follow the guidelines set forth in the Principles.

We strive to continuously improve the Company’s safety and environmental performance. The Company does this by ensuring that it has the programs, practices and resources to help it protect employees and visitors and preserve our environment. RR Donnelley has implemented a corporate Environmental, Health & Safety Policy that is designed to strive to create an injury-free workplace, reduce emissions, develop opportunities for recycling and pollution prevention and use energy, water and other resources more efficiently. Early in 2006, we issued our Environmental, Health & Safety Report for 2004 and 2005, which provided a detailed overview of the Company’s worldwide efforts and

Proposals

practices to achieve the highest safety performance at the lowest environmental impact.

For example, many of the Company’s production facilities have been certified with Voluntary Protection Program Star status by the U.S. Occupational Safety and Health Administration. Star certifications, which represent OSHA’s highest grants, promote effective worksite safety and health by establishing cooperative relationships between OSHA and facilities that have implemented comprehensive safety and health management systems. The Company facilities that have received these certifications maintain injury and illness rates that are well below the national average for the printing industry.

In addition, all of our United States, China and Canadian production facilities, as well as our Reynosa, Mexico facility, have achieved Forest Stewardship Council chain-of-custody certification status. Forest Stewardship Certification tracks raw material chain-of-custody to assure that paper used in printed products originates from sustainable, legal and verified logging. Certifications are granted only after a rigorous examination of raw material procurement by a third party auditor. The certification demonstrates our commitment to sound environmental practices.

We strongly believe that diversity in the world of business is a high priority. The Company has partnered with a wide variety of organizations, including the Rainbow/PUSH Coalition, the United Negro College Fund, the National Urban League and the Global Summit of Women, in order to support the communities in which it does business. In the workplace, the Company has increased minority and female representation at all levels. We are dedicated to integrating diversity into the policies, practices and processes that govern our relationships with our employees and customers.

In summary, the Company has been and will continue to be a positive force in the communities in which it operates. The Board does not believe that the investment of human and financial resources that would be required to produce the comprehensive and wide-ranging “sustainability” report requested in this proposal would represent a necessary or prudent use of the shareholders’ assets, as the Company’s current policies, practices and disclosures already cover many of the items that would be covered by a sustainability report and because the time and effort needed to prepare a comprehensive report is expected to be significant.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2007 Annual Meeting and entitled to vote on the stockholder proposal is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Proposal 6: Stockholder Proposal

We have been notified that William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, who has provided certification indicating that he is the beneficial owner of 4,350 shares of the Company’s common stock and that he intends to maintain such ownership through the date of the 2007 Annual Meeting, expects to introduce and support the following proposal at the 2007 Annual Meeting. Based on the information above, the stockholder proponent owns a total of approximately 0.002% of the total shares of the Company’s common stock outstanding.

6 — Elect Each Director Annually

RESOLVED: Comprehensive commitment to adopt annual election of each director. Shareholders request that our Directors take the steps necessary, in the expeditious manner possible, to adopt annual election of each director. This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major stockholders to obtain the vote required for formal adoption of this proposal topic.

This also includes transition from the current staggered system to 100% annual election of each director in one election cycle unless it is absolutely impossible. Also to transition solely through direct action of our board if feasible.

This topic won on 78% support at our 2006 annual meeting. The Council of Institutional Investors www.cii.org formally recommends adopting of shareholder proposals winning a majority of the yes and no votes and not stalling for a second 78% or higher vote. At least one proxy advisory service has recommended a no-vote for directors who do not adopt a shareholder proposal after it wins on majority vote.

Arthur Levitt, SEC Chairman, 1993–2001 said: “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

Proposals

It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), http://www.thecorporatelibrary.com, an independent investment research firm rated our company;

“D” in Overall Board Effectiveness

“High Concern” in CEO Compensation — $13 million.

“High Concern” in Accounting

“High” in Overall Governance Risk Assessment

•	We had to marshal an impressive 67% shareholder vote to make certain key governance improvement — Entrenchment concern.
•	Cumulative voting was not allowed.
•	Our management was still protected by a poison pill with a 15% trigger.
•	We had no shareholder right to call a special meeting or act by written consent.

Additionally:

•	Mr. Pope was still Chairman of our key Audit Committee and was rated a “problem director” by TCL because he was on the Chapter 11-tainted Federal-Mogul board.
•	Two of our directors served on 6 boards each — Over-commitment concern.

Mr. Pope

Mr. Johnson

•	Two directors had 16 or 19 years tenure each —Independence concern.

Mr. Johnson

Mr. Thomas

•	Four of our directors also served on board rate D by Corporate Library:

1. Mr. Pope	Federal-Mogul	D-rated
2. Mr. Johnson	North Fork (NFB)	D-rated
3. Mr. Wolf	Altria (MO)	D-rated
4. Mr. Cummings	Corning (GLW)	D-rated

The above status shows there is room for improvement and reinforces the reason to take one step forward and now vote yes:

Elect Each Director Annually

Yes on 6

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

This proposal is unnecessary because through proposal 3 in this proxy statement the board is already taking all possible steps to eliminate the classified structure of the board and provide for annual elections for all directors.

In order to declassify the Company’s board, the affirmative vote of the holders of at least two-thirds of the Company’s outstanding common stock is required to amend the Company’s Restated Certificate of Incorporation. The board has determined to include proposal 3 in this proxy statement, and is urging stockholders to vote for proposal 3.

If sufficient stockholders vote for proposal 3, then the Restated Certificate of Incorporation and By-laws will be amended. The terms of all directors, including those elected at this 2007 Annual Meeting, will expire at the 2008 Annual Meeting of Stockholders. Beginning with the 2008 Annual Meeting, all directors will be elected for one-year terms.

Voting for this stockholder proposal, however, will not bring any clarity to the situation and will accomplish none of these things.

The Company is committed to good corporate governance, and has taken other steps recently to become more accountable and responsive to stockholders, including:

•	the adoption of a majority voting by-law and corporate governance principle;

•

allowing the Company’s stockholder rights plan (“poison pill”) to expire and the adoption by the Board of Directors of a “fiduciary out” policy with respect to any future adoption of such a rights plan; and

•	proposal 4 included in this proxy statement to remove the super-majority voting requirement in connection with certain extraordinary transactions.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2007 Annual Meeting and entitled to vote on the stockholder proposal is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Your Proxy Vote

Voting Instructions

You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

If your shares are registered in your name, or if you hold your shares as a participant in one of the Company’s stock funds through an RR Donnelley or Moore Wallace sponsored 401(k) plan, the Dividend Reinvestment Plan, the RR Donnelley Employee Stock Purchase Plan or the Tax Credit Stock Ownership Plan, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. If you are a participant in one of the Company’s stock funds, the Dividend Reinvestment Plan, the RR Donnelley Employee Stock Purchase Plan or the Tax Credit Stock Ownership Plan, any proxy you submit, vote by telephone or over the Internet will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at 1:00 a.m. Central Daylight Time on the date of the 2007 Annual Meeting.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that the New York Stock Exchange has determined are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•

Shares registered in your name — check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to the proxy card or evidence of your stock ownership with you to the meeting.

•

Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the Company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the 2007 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Voting Rules

When voting to elect directors, you have three options:

•	Vote FOR a nominee;

•	Vote AGAINST a nominee; or

•	ABSTAIN from voting on a nominee.

In the election of directors, each nominee will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the

Your Proxy Vote

number of votes cast “AGAINST” such nominee’s election. Each nominee receiving more “FOR” votes than “AGAINST” votes will be elected. If you elect to “ABSTAIN” with respect to a nominee for director, the abstention will not impact the election of such director. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

Election of directors is considered a routine matter under the New York Stock Exchange Rules, so there will not be any broker non-votes with respect to this matter.

When voting on any other proposal, you again have three options:

•	Vote FOR a given proposal;

•	Vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Each matter, other than proposals 3 and 4 with respect to the amendment of the Company’s Restated Certificate of Incorporation, requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. Proposals 3 and 4 each require the affirmative vote of the holders of at least two-thirds of the Company’s outstanding common stock as of the record date to approve such proposal. If you indicate on your proxy card that you wish to “ABSTAIN” from voting on a proposal, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted for or against any proposal, but will be counted as entitled to vote on the proposal. Accordingly, an abstention will have the effect of a vote against the proposal. In addition, with respect to proposals 3 and 4, failure to return a proxy card will have the same effect as a vote against such proposals.

If you hold shares through the RR Donnelley or Moore Wallace 401(k) Stock Fund, the Dividend Reinvestment Plan, the RR Donnelley Employee Stock Purchase Plan or the Tax Credit Stock Ownership Plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee of your plan will vote your plan shares in the same proportion as shares that were affirmatively voted by other plan participants. The trustee will also vote all shares of company common stock that are not credited to individual participants’ accounts, to the extent permitted by law, in the same proportion as shares that were affirmatively voted by participants. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, we must have your proxy voting instructions by midnight, May 21, 2007.

Broker non-votes are not counted in determining the number of shares voted for or against any non-routine proposal and will not be counted as entitled to vote on the proposal. Stockholder proposals opposed by management are considered non-routine matters. Accordingly, broker non-votes will not affect the outcome of proposals 5 and 6. Proposals 3 and 4 require the affirmative vote of the holders of at least two-thirds of the Company’s outstanding common stock. Accordingly, broker non-votes will have the same effect as a vote against such proposals. Ratification of the appointment of the independent registered accounting firm is considered a routine matter, so there will not be any broker non-votes with respect to that proposal.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all three nominees for director;

•	FOR the ratification of the Company’s auditors;

•	FOR amendment of the Company’s Restated Certificate of Incorporation to eliminate the classified structure of the board;

•	FOR the amendments to the Company’s Restated Certificate of Incorporation to eliminate the supermajority vote requirement for mergers, consolidations or asset sales;

•	AGAINST the stockholder proposal with respect to the United Nations Global Compact; and

•	AGAINST the stockholder proposal to eliminate the classified structure of the board.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

The Company actively solicits proxy participation. In addition to this notice by mail, the Company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the Company doesn’t reimburse its own employees for soliciting proxies. the Company has hired Morrow & Co. to help solicit proxies, and has agreed to pay them $6,500 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the Company.

As of the record date, there were 219,077,233 shares of common stock outstanding. This does not include 23,855,809 shares held in the Company’s treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information

About the Continuing Directors

The information below describes the directors who are not standing for election whose terms continue to run after the meeting. Information on directors who are up for election this year is provided earlier under Proposal 1. In accordance with the terms of the combination agreement between the company and Moore Wallace Incorporated (“Moore Wallace”) dated November 8, 2003 (the “Combination Agreement”), Messrs. Riordan, Pope and Schipper were appointed to the board effective February 27, 2004. In the following descriptions, director service includes service as a director of the Company, Moore Wallace, Moore Corporation Limited (“Moore”) and Wallace Computer Services, Inc.

Directors of Class 2 – Terms expire in 2008

Judith H. Hamilton

Former president and chief executive officer of Classroom Connect Inc., a provider of materials integrating the Internet into the education process, January 1999 to 2002; former president and chief executive officer of FirstFloor Software, an Internet software publisher, April 1996 through July 1998; former chief executive officer of Dataquest, a market research firm for technology, 1992-1996

Directorships: Artistic Media Partners, Inc.; Market Tools, Inc.

Age: 62

Director since: 1995

Michael T. Riordan

Former chairman, president and chief executive officer of Paragon Trade Brands, Inc., a manufacturer of diapers and other absorbent products, from May 2000 to February 2002; former president and chief operating officer of Fort James Corporation from August 1997 to August 1998 and, prior to that, chairman, president and chief executive officer of Fort Howard Corporation.

Directorships: Potlatch, Inc.

Age: 56

Director since: 1999

Bide L. Thomas

Former president of Commonwealth Edison Company, a producer, distributor and seller of electric energy, October 1987 to December 1992 (retired).

Directorships: Culburtson Hospital

Age: 71

Director since: 1987

Company Information

Directors of Class 3 – Terms expire in 2009

Thomas S. Johnson

Retired chairman and chief executive officer of GreenPoint Financial Corp., a bank holding company, and its subsidiary, GreenPoint Bank, a New York chartered savings bank, 1993 to 2004.

Directorships: Alleghany Corporation; The Phoenix Companies, Inc.; Federal Home Loan Mortgage Corp. (Freddie Mac)

Age: 66

Director since: 1990

John C. Pope

Chairman of PFI Group, LLC, a private investment company; Chairman of Waste Management, Inc., a NYSE-listed waste collection and disposal firm, since 2004; chairman of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999; president, chief operating officer and a director of UAL Corporation and United Air Lines from May 1992 to July 1994 and prior thereto, various positions since 1988.

Directorships: Con-way, Inc.; Dollar Thrifty Automotive Group, Inc.; Federal-Mogul Corporation; Kraft Foods, Inc.; Waste Management, Inc.

Age: 58

Director since: 1996

Lionel H. Schipper, C.M.

President, Schipper Enterprises Inc., an investment company, and chairman, Fallbrook Holdings Ltd., a private investment firm, since 1981.

Directorships: Clairvest Group Inc.; Four Seasons Hotels Inc.

Age: 74

Director since: 2001

Norman H. Wesley

Chairman and chief executive officer of Fortune Brands, Inc., a manufacturer of consumer products, December 1999 to present; president and chief operating officer of Fortune Brands, Inc., 1999; chairman and chief executive officer of Fortune Brands, Inc. subsidiaries MasterBrand Industries, Inc., a hardware and home improvement company, and ACCO World Corporation, an office product company, 1997 through 1998; president and chief executive officer of ACCO World Corporation, 1990 to 1997.

Directorships: Acco Brands; Fortune Brands, Inc.; Pactiv Corporation

Age: 57

Director since: 2001

In 2006, the board met 15 times. Each director of the Company during 2006 was present for at least 75% of the total number of meetings of the board and those committees of which the director was a member during the period he or she served as a director.

Company Information

The Board’s Committees and Their Functions

The board has three standing committees, whose names and responsibilities are described below. Each committee operates under a written charter that is reviewed annually and is posted on the Company’s web site at www.rrdonnelley.com and a print copy is available upon request.

Audit Committee — assists the board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company’s independent registered public accounting firm, (4) the performance of the Company’s internal auditing department and the independent registered public accounting firm and (5) the Company’s accounting and financial reporting principles and policies and internal controls and procedures. The committee selects, compensates, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm. As required by the Audit Committee Charter, each member of the Audit Committee is independent of the Company, as such term is defined for purposes of the New York Stock Exchange’s listing standards and the federal securities laws. The board has determined that each of John C. Pope, chairman of the committee during 2006, and Bide L. Thomas is an “audit committee financial expert” as such term is defined under the federal securities laws. The board has also determined that the simultaneous service by Mr. Pope on the audit committees of more than three public companies, including the Company, does not impair his ability to serve on the Company’s audit committee. The members of the Audit Committee are Messrs. Pope, Riordan, Schipper and Thomas. The committee met 11 times in 2006.

Corporate Responsibility & Governance Committee — (1) makes recommendations to the board regarding nominees for election to the board and recommend policies governing matters affecting the board, (2) develops and implements governance principles for the Company and the board, (3) conducts the regular review of the performance of the board and its members and (4) oversees the Company’s responsibilities to its employees and to the environment. As required by its charter, each member of the Corporate Responsibility & Governance Committee is independent of the Company as such term is defined for purposes of the New York Stock Exchange’s listing standards and the federal securities laws. The Corporate Responsibility & Governance Committee is also responsible for recommending director compensation to the board. In 2004, the Corporate Responsibility & Governance Committee engaged Mercer Human Resources Consulting (“Mercer”) to develop a proposal with respect to board compensation that was then reviewed by the Committee. The Corporate Responsibility & Governance Committee then recommended the compensation plan to the Board who adopted the plan, which remains in place today. The members of the Corporate Responsibility & Governance Committee are Ms. Hamilton and Messrs. Cummings, Sockwell and Wesley. The committee met 4 times in 2006.

Human Resources Committee — (1) establishes the Company’s overall compensation strategy, (2) establishes the compensation of the Company’s chief executive officer, other senior officers and key management employees and (3) makes recommendations regarding and approves amendments to and terminations of the Company’s employee benefit plans. As required by its charter, each member of the Human Resources Committee is independent of the Company, as such term is defined for purposes of the New York Stock Exchange’s listing standards and the federal securities laws. Pursuant to its charter, the Human Resources Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party compensation consultants. To that end, the Human Resources Committee has engaged Mercer as its executive compensation consultant to provide objective analysis, advice and recommendations in connection with the Committee’s decision-making process. Management, including the Company’s executive officers, develops preliminary recommendations regarding compensation matters with respect to the executive officers other than the Chief Executive Officer for Committee review. The Human Resources Committee then reviews management’s preliminary recommendations and makes final compensation decisions. See Compensation Discussion and Analysis beginning on page 21 of this proxy statement for further information regarding executive compensation decisions. The members of the Human Resources Committee are Messrs. Cummings, Johnson, Riordan and Schipper. The committee met 4 times in 2006.

Po licy on Attendance at

Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when

Company Information

circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All members of the board attended the Company’s 2006 Annual Meeting in person.

Corporate Governance

Principles of Corporate Governance

The board has adopted a set of Principles of Corporate Governance to provide guidelines for the Company and the board to ensure effective corporate governance. The Principles of Corporate Governance cover topics including, but not limited to, director qualification standards, board and committee composition, director access to management and independent advisors, director orientation and continuing education, director retirement age, succession planning and the annual evaluations of the board and its committees.

The Corporate Responsibility & Governance Committee is responsible for overseeing and reviewing the Principles of Corporate Governance and recommending to the board any changes to those principles. The principles were recently amended to, in the provision that mandates director retirement at age 70, replace an exception that applied to all directors who reach the age of 70 prior to the 2007 Annual Meeting of Stockholders with an exception for all directors who reach the age of 70 prior to the 2008 Annual Meeting of Stockholders (with the amended exception only being applicable until the 2008 Annual Meeting of Stockholders). Because of these changes to the principles, each director who reaches the age of 70 prior to the 2008 Annual Meeting of Stockholders will have to offer his or her resignation to the Corporate Responsibility & Governance Committee for consideration prior to the 2008 Annual Meeting of Stockholders.

The full text of the Principles of Corporate Governance is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Code of Ethics

The Company maintains a Principles of Ethical Business Conduct and the policies referred to therein which are applicable to all directors and employees of the Company. In addition, the Company has adopted a Code of Ethics that applies to the chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics cover all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics is necessary, the Company intends to post such information on its web site. The full text of the Principles of Ethical Business Conduct is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request. A copy of our Code of Ethics has been filed with the SEC.

Independence of Directors

The Company’s Principles of Corporate Governance provide that the board must be composed of a majority of independent directors. No director qualifies as independent unless the board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The board has determined that Messrs. Cummings, Johnson, Pope, Riordan, Schipper, Sockwell, Thomas, Wesley, Wolf and Ms. Hamilton are independent in accordance with New York Stock Exchange Requirements and the standards adopted by the board and listed below. The board also took into account any other relevant facts and circumstances. Generally, a director will not be independent if:

•

the director is or has been an employee of the Company within the three years prior to the date of determination or has an immediate family member who is or has been an executive officer of the Company within such three-year period;

•

the director has received or an immediate family member has received, during any twelve-month period within the three years prior to the date of determination, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

Company Information

•	the director is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor;

•	the director is a current employee of the Company’s internal or external auditor;

•

the director has an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•

the director was, or has an immediate family member who was, within the three years prior to the date of determination (but is no longer), a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

the director or an immediate family member is, or has been within the three years prior to the date of determination, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

•

the director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the three fiscal years prior the date of determination, exceeds the greater of $1 million and 2% of such other company’s consolidated gross revenues;

•

the director or an immediate family member is, or has been within the three years prior the date of determination, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets; or

•

the director or an immediate family member is, or has been within the three years prior the date of determination, an officer, director or trustee of a charitable organization if the Company’s annual charitable contributions to the organization exceeds or exceeded the greater of $1 million and 2% of such charitable organization’s gross revenue.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non- management” directors are all those who are not company officers, and include directors, if any, who are not “independent.” Executive sessions are led by Stephen M. Wolf, the chairman of the board of directors of the Company. An executive session is held in conjunction with each regularly scheduled board meeting. Each committee of the board also meets in executive session without management in conjunction with each regularly scheduled committee meeting.

Nomination of Directors

It is the policy of the Corporate Responsibility & Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the committee (in care of the Secretary at the Company’s principal executive offices at 111 South Wacker Drive, Chicago, Illinois 60606) and otherwise in accordance with the procedures outlined under Submitting Stockholder Proposals and Nominations for 2008 Annual Meeting.

In addition to nominees recommended by stockholders, the committee also considers candidates recommended by management and members of the board. The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other nominee.

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, the committee considers other criteria as it deems appropriate, including the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the board prior to and after the addition of the nominees.

The Corporate Responsibility & Governance Committee from time to time has engaged third-party search firms to identify candidates for director, and has used search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The board has established procedures for stockholders and other interested parties to communicate with the board. A stockholder or other interested party may contact the board by writing to

Company Information

the chairman of the Corporate Responsibility & Governance Committee or the other non-management members of the board to their attention at the Company’s principal executive offices at 111 South Wacker Drive, Chicago, Illinois 60606. Stockholders must include the number of shares of the Company’s common stock he or she holds and interested parties must detail his or her relationship with the Company in any communication to the board. Communications received in writing are distributed to the chairman of the Corporate Responsibility & Governance Committee or non-management directors of the board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Stock Ownership

The table below lists the beneficial ownership of common stock as of March 1, 2007 by all directors and nominees, each of the persons named in the tables under Executive Compensation below, and the directors and executive officers as a group. In calculating the percentages of outstanding stock, each listed person’s stock options that are or will be exercisable prior to May 1, 2007 and each listed executive officer’s restricted stock units that will vest on or prior to May 1, 2007 have been added to the total outstanding shares for such person’s calculation. The table also lists all institutions and individuals known to hold more than 5% of the Company’s common stock, which information has been obtained from filings with the Securities and Exchange Commission as of March 1, 2007. The percentages shown are based on outstanding shares of common stock as of February 28, 2007.

Beneficial Stock Ownership of Directors, Executives and Large Stockholders

Name	Shares(1)(2)		Restricted Stock Units(3)	Stock Options Exercisable Prior to 5/1/07	Total Shares(4)	Total Shares (including Director Restricted Stock Units)	% of Total Outstanding

Mark A. Angelson	533,743		0	1,072,119	1,605,862	1,605,862	*
Robert F. Cummings, Jr.	3,465		17,009	0	3,465	20,474	*
Judith H. Hamilton	9,139		18,898	25,814	34,953	53,851	*
Thomas S. Johnson	8,564		18,898	36,897	45,461	64,359	*
John C. Pope	16,023	(5)	20,316	0	16,023	36,339	*
Michael T. Riordan	10,982	(6)	18,238	0	10,982	29,220	*
Lionel H. Schipper, C.M.	20,655	(7)	18,898	6,300	26,955	45,853	*
Oliver R. Sockwell	3,000		17,009	21,814	24,814	41,823	*
Bide L. Thomas	6,779		18,898	22,021	28,800	47,698	*
Norman H. Wesley	3,000	(8)	17,009	6,873	9,873	26,882	*
Stephen M. Wolf	30,000		28,348	25,814	55,814	79,162	*

Dean E. Cherry	13,822		0	0	13,822	13,822	*
Miles W. McHugh	1,733		0	0	1,733	1,733	*
John R. Paloian	33,219	(9)	6,250	75,000	114,469	114,469	*
Thomas J. Quinlan	194,370	(10)	6,250	141,750	341,970	341,970	*
Glenn R. Richter	0		0	0	0	0	*
Suzanne S. Bettman	14,943	(11)	0	12,500	27,443	27,443	*
Theodore J. Theophilos	0		0	0	0	0	*
All directors and executive officers as a group							*
Capital Research and Management Company	23,237,300	(12)	0	0	23,237,300		10.7
Lord, Abbett & Co. LLC	11,991,844	(13)	0	0	11,991,844		5.5
Atlantic Investment Management, Inc.	10,837,200	(14)	0	0	10,837,200		5.0
*	Less than one percent.

Company Information

[1]	Does not reflect phantom stock that outside directors may have elected to receive in lieu of deferred fees.
[2]

Includes shares acquired by certain of the executive officers upon vesting of 50% of Performance Share Units (the “PSUs”) on February 27, 2007, less the number of shares withheld as payment for tax liability in connection with vesting (see footnotes 5 and 6 to the Outstanding Equity Awards at 2006 Fiscal Year-End table on page 31 of this proxy statement for more information on these awards).

[3]

Outside director restricted stock units are payable in shares of common stock or cash, as determined by the Company, upon termination from the Board of Directors. Includes only those executive officer restricted stock units that will vest on or prior to May 1, 2007.

[4]	Does not include outside director restricted stock units because ownership of the units does not confer any right to ownership of the underlying shares.
[5]	Includes 14,448 shares held in trust pursuant to a deferred compensation plan.
[6]	Includes 5,484 shares held in trust pursuant to a deferred compensation plan.
[7]

Includes 15,750 shares held by Fallbrook Holdings Limited, as nominee for Hawk Hill Investments Limited, an entity wholly-owned by Mr. Schipper and the Lionel Schipper Family Trust (of which Mr. Schipper and his spouse are the trustees).

[8]	Does not include 375 shares owned by a family trust to which beneficial ownership is disclaimed.
[9]	Includes 32,844 shares owned directly and 375 shares held in Mr. Paloian’s 401(k) Plan account.
[10]	Includes 189,864 shares owned directly and 4,506 shares held in Mr. Quinlan’s 401(k) Plan account.
[11]	Includes 14,844 shares owned directly and 99 shares held in Ms. Bettman’s 401(k) account.
[12]

Capital Research and Management Company is an investment advisor and is located at 333 South Hope Street, Los Angeles, California 90071. This amount reflects the total shares held by Capital Research and Management Company clients. Capital Research and Management Company has sole investment authority over all shares, sole voting authority over 6,500,000 shares, shared voting authority over no shares and no voting authority over 16,737,300 shares. This total amount includes 10,400,000 shares (6.1% of the total shares outstanding) held by The Income Fund of America, Inc., a client of Capital Research and Management Company, which has sole voting authority over such shares.

[13]

Lord, Abbett & Co. LLC is an investment advisor and is located at 90 Hudson Street, Jersey City, New Jersey 07302. This amount reflects the total shares held by Lord, Abbett & Co. LLC clients. Lord, Abbett & Co. LLC has sole investment and voting authority over all shares, sole voting authority over 11,636,140 shares, shared voting authority over no shares and no voting authority over 355,704 shares.

[14]

Atlantic Investment Management, Inc. is an investment advisor and is located at 666 Fifth Avenue, New York, New York 10103. This amount reflects the total shares held by Atlantic Investment Management, Inc. clients. Atlantic Investment Management, Inc. has sole investment and voting authority over all shares.

Company Information

Compensation Discussion & Analysis

Overview

RR Donnelley is the world’s premier full-service provider of print and related services, including business process outsourcing. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions. The Company is committed to being a leader in industry consolidation and to continue growing both organically and by astute acquisitions.

As of year-end 2006, we were nearly twice the size (in revenues) of our nearest competitor. In addition, we operate on a global scale which is more extensive than anyone in our industry. We will strive to gain scale in the coming years further distancing the Company from the rest of the industry. Achieving these goals requires a highly talented and motivated executive team. Also, given our prominence in the industry, many of our executives are potential candidates for senior leadership roles at other companies in our industry, as well as companies in many other industries. Thus, our executive compensation program is designed to be highly competitive with those of companies in our industry, considering our size and scale, and competitive with companies in general industry of the same size and larger, in order to attract and retain the best executives and keep them motivated. The successful execution of our business strategy requires that we have a highly competitive, performance-based compensation program.

Guiding Principles

RR Donnelley’s executive compensation programs have been designed to provide a total compensation package that will enable the Company to attract, retain and motivate people who are capable of discharging responsibilities in a Company larger than its present size, thus ensuring leadership continuity for the organization as we grow.

In designing our executive compensation program, we are guided by four principles:

•	Establish target compensation levels that are competitive within the industries and the markets in which we compete for executive talent;

•	Structure executive compensation so that our executives share in RR Donnelley’s successes and failures by varying compensation from target levels based upon business performance;

•

Link pay to performance by making a substantial percentage of total executive compensation variable, or “at risk,” through annual incentive compensation and the granting of long-term incentive awards; and

•	Align a significant portion of executive pay with stockholder interests through equity awards.

Operation of the Human Resources Committee

The Human Resources Committee of the Board administers our executive compensation program. The Committee establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the Company’s business objectives. In carrying out its responsibilities, the Committee reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of the Company’s chief executive officer (“CEO”) and certain named executive officers (“NEOs”). References to “CEO” in this Compensation Discussion and Analysis are to Mark A. Angelson, the Company’s chief executive officer during all of 2006.

For a more complete description of the responsibilities of the Human Resources Committee, see The Board’s Committees and Their Functions on page 16 of this proxy statement, and the charter for the Human Resources Committee posted on RR Donnelley’s website at www.rrd.com.

The Compensation Program

The key components of our current compensation program for RR Donnelley executive officers are:

•	Base salary;

•	Short-term (annual) cash incentives;

•	Long-term performance-based and other equity awards; and

•	Other benefits.

To remain competitive, the Committee periodically benchmarks our executive compensation program to determine how well actual compensation targets and levels compare to our overall philosophy and target markets. The primary focus of the benchmarking process is on companies in our general industry of similar or larger size and scope (“target market”). This benchmarking considers information from proxy data for our CEO and NEOs, and compensation data from surveys published by leading human resource organizations, including Hewitt, Mercer and Towers Perrin. Given our size, the actual companies used in the benchmarking process may vary from year to year, but generally the comparisons consider practices

Company Information

of other industrial companies with revenues that are generally within ±25% of RR Donnelley’s revenues. For 2006, this process included companies with revenues between $6 billion and $10 billion.

The Committee also considers the compensation levels at other companies in the printing and media sectors. However, as described earlier, it is expected that the compensation levels for our NEOs will be appropriately higher than others in our industry given our size, scale and complexity relative to those other companies.

Based on its assessment of these data, each year the Committee determines whether the overall executive compensation program is consistent with our business strategy and objectives and promotes RR Donnelley’s philosophy. In general, compensation levels for our NEOs are targeted at the 50th percentile of the general industry surveys and proxy information. This 50th percentile targeted level provides a competitive anchor point for our program. Actual compensation levels can vary significantly up or down from the targeted levels based on the performance of the Company, the individual and the movement of our stock price, and the metrics which should underline it. Thus, the resulting compensation levels can fall in the lower or upper quartiles based on performance.

Base Salary

Base salary is designed to compensate our NEOs in part for their roles and responsibilities, and also to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. The Company has employment agreements with each NEO that provide a minimum base salary. These initial base salaries were set considering each executive’s roles and responsibilities at the time he or she joined the Company or the agreements were negotiated, skills and future potential with the Company, along with salary levels for similar positions in our target market. The Committee reviews the base salaries of each NEO usually on a twelve to twenty-four month basis. Adjustments are made based on individual performance, changes in roles and responsibilities, and external market data for similar positions. Salaries are targeted at the 50th percentile of similar positions in the target market, based on the Committee’s ongoing review of the benchmarking results.

In general, base salary is the smallest component of the overall compensation package, assuming that the Company is achieving or exceeding targeted performance levels for its incentive programs. On average, it currently represents 20% or less of the total compensation package. This is consistent with our philosophy to have low fixed and high “at risk” compensation.

Short-Term Cash Incentives

We provide annual incentive awards under our Management by Objective Plan (“MBO Plan”) usually in the form of cash. These short-term cash incentives are designed to reward the achievement of specific, pre-set financial results measured over the fiscal year in which that compensation is paid.

The MBO Plan is currently structured so that no award is payable unless the Company-wide financial performance targets for the fiscal year are achieved. For 2006, Company-wide performance was measured against a non-GAAP earnings per share target of $2.49 (a 9% increase from the 2005 target), set by the Committee at the beginning of the year after thorough discussion with management of the Company’s planned performance, and was intended to be a challenging target and in line with the Company’s strategy of growing EPS on a consistent basis.

If the performance target or targets for the year are achieved, each executive may receive a bonus up to the maximum amount established by the Committee at the beginning of the performance period. The actual individual awards to executives are determined based on performance against other Company-wide and/or business unit performance goals, along with each executive’s performance against specific individual goals. These goals for the CEO are approved each year by the Committee, and the goals for the other NEOs are set by the CEO and reviewed by the Committee, and can vary from year-to-year depending upon the key business objectives and areas of emphasis for each business unit and each NEO. Given the vagaries of the marketplace and the possibility of unforeseen developments, the Committee has discretionary authority to adjust such awards to reflect actual performance in light of such developments but never in excess of the maximum bonus amount established at the beginning of the performance period.

Target award levels are set as a percent of an executive’s base salary. Each NEO has a minimum target bonus defined in his/her employment agreement. Overall, the targets are set at the 50th percentile of our target market. These target award levels are reviewed periodically by the Committee and can be adjusted based on an executive’s roles and responsibilities, and market practices. For 2006, the target awards for our NEOs ranged from 75% to 150% of base salary, and are shown by individual on

Company Information

page 30 and in dollar values in the 2006 Grants of Plan-Based Awards table on page 29. On average, the target annual incentive award values currently represent about 25% of the total compensation package. This is consistent with our philosophy of having annual “at risk” compensation represent a meaningful part of the total compensation package.

For 2006, RR Donnelley exceeded its non-GAAP earnings per share objective of $2.49, with actual non-GAAP earnings per share of $2.55. Based on this performance and the Committee’s assessment of each NEO’s overall performance relative to each NEO’s pre-set goals, actual awards were made to the CEO and other NEOs (except for Messrs. Richter, Theophilos and Cherry who received target level) that exceeded the target award levels. The actual awards are shown in the 2006 Summary Compensation table on page 27 of this proxy statement.

Long-Term Incentive Awards

Overview

Our long-term incentive awards are used to link Company performance and increases in shareholder value to the total compensation for our NEOs. These awards are also key components of our ability to attract and retain our key NEOs. The annualized value of the awards to our NEOs is intended to be the largest component of our overall compensation package. On average, and assuming performance is on target, these awards currently represent over 50% of the total compensation package, consistent with our emphasis on linking executive pay to shareholder value. The target award levels are set by the Committee to be at the 50th percentile of our target market, consistent with our overall philosophy.

Current Framework

The basis for our existing programs was generally established at the time of the acquisition of Moore-Wallace in early 2004. We established a set of specific financial objectives to be achieved in the three years following the acquisition, and, thus, we had the need to ensure the retention of our senior executives as we implemented our strategy to be the leader in industry consolidation.

As a result, the Committee used performance share units (awarded for the three-year period from early 2004 to early 2007) to focus the NEOs at that time on achieving these financial objectives, and restricted stock units to promote retention, as the primary long-term incentive vehicles for the key executives. Stock options were also awarded to the CEO in 2004 as part of the overall compensation package negotiated by the RR Donnelley Board to secure his ongoing services. Options have also been awarded in prior years to new hires as part of our recruiting process.

During 2006, the Committee began a review of the structure of the Company’s long-term incentive program in anticipation of the upcoming completion of the early 2004 to early 2007 performance share period, current market trends and the Company’s strategic objectives for the next few years. A revised long-term incentive program was implemented in early 2007. The program will continue to be consistent with RR Donnelley’s guiding principles, with awards linked to performance and increases in shareholder value.

Specific Programs

Our shareholder-approved incentive plans allow for the granting of performance share units, restricted stock and restricted stock units, and stock options, each linked to RR Donnelley’s stock price.

•

Performance Share Units: Upon completion of the Company’s acquisition of Moore-Wallace in early 2004, the Committee made awards of performance share units to key executives including the NEOs at that time. This program was intended to unify and focus the combined executive team on achieving several critical goals established at the time of the acquisition.

These performance share units are earned based upon the achievement of pre-established levels of cost savings (weighted 50%) and normalized EPS targets (weighted 50%). The phrase “normalized EPS” refers to earnings per share excluding the impact of items such as restructuring, impairment and integration charges. These two performance measures and the goals set by the Committee were selected to be consistent with the expectations agreed to by the Board of the combined company at that time. The goals reflected expectations over essentially a three-year period from the closing of the acquisition in early 2004 through early 2007.

The values of the awards at target were set at the 50th percentile of our target market. Threshold performance would result in the payment of 100% of the target performance share units awarded. Up to 300% of the number of performance share units could be earned if the Company’s performance exceeded specified performance levels, while no performance share units would be earned if threshold performance levels were not achieved.

The Company’s performance for the period ending in early 2007 far exceeded the cost saving goal set at the start of the period and, with respect to the 50% of the performance share units associated with the cost saving goal, the maximum number of

Company Information

performance share units was earned and paid in shares of common stock of the Company on February 27, 2007. The Company further expects that the earnings per share goal set at the start of the performance period will be met or exceeded and that the maximum number of performance share units associated with the EPS goal will be earned and paid in shares of common stock of the Company on or soon after March 31, 2007.

•

Restricted Stock Units and Restricted Stock: Restricted stock units are equivalent in value to one share of the Company’s common stock and are settled in stock if the recipient is still employed by us on the date of vesting, which is generally in equal amounts over four years. Restricted stock units do not generally entitle the recipient to voting or dividend rights until the units vest. Shares of restricted stock also generally vest in equal proportions over four years as long as the recipient is still employed by us on the date of vesting. Recipients of shares of restricted stock receive dividends on, and may vote, the shares. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions thereon.

In 2006, grants of restricted stock units were made by the Committee to the NEOs (other than the CEO) to help retain the NEOs and focus their attention on building shareholder value. The values of the awards made were generally set at the 50th percentile of the target market as determined by the Committee. When combined with the annualized value of performance share units awarded in 2004, the total long-term incentive awards currently represent the largest portion of the total compensation package. These grants were made at the February meeting of the Committee, consistent with past practices, and with the timing of final decisions for our 2005/06 compensation determinations for NEOs.

•

Stock Options: Stock options are granted with an exercise price not less than the market price of the Company’s common stock on the grant date. Option re-pricing is expressly prohibited by our shareholder-approved plan. Options generally vest over a period of four years with 25% becoming exercisable on each anniversary of the grant date as long as the recipient is still employed by us on the date of vesting, and generally expire after ten years. Stock options only have value if the Company’s stock price appreciates after the options are granted. No NEOs (including the CEO) received option grants in 2006.

In recent years, option grants to NEOs generally were made in connection with an employment agreement at the time of hire. The Committee retains the discretion to make awards to executive officers at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise.

While the Charter of the Committee permits delegation of the Committee’s authority to grant options to employees other than NEOs in certain circumstances, the Committee has not so delegated authority. Accordingly, all grants to executive officers have been made by the Committee.

Benefits

Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain high caliber executives. RR Donnelley’s primary benefits for executives include participation in the Company’s broad-based plans: retirement plans, savings plans, the Company’s health and dental plans and various insurance plans, including disability and life insurance.

RR Donnelley also provides certain executives, including the NEOs, the following benefits:

•

Supplemental Retirement and Savings: RR Donnelley provides supplemental retirement and savings plans to eligible executives described under Pension Benefits beginning on page 33 of this proxy statement. These supplemental plans take into account compensation levels limited by current tax laws, and are similar to programs found at many of the companies we compete with for talent. This benefit is available to all highly-paid executives including our NEOs. Approximately 1,000 employees are covered by these plans.

•

Supplemental Insurance: RR Donnelley provides additional life insurance and disability insurance for its NEOs, enhancing the value of our overall package. We pay the premiums for these additional benefits and provide a tax gross-up for these premium payments.

•

Deferred Compensation Plan: RR Donnelley provides executives the opportunity to defer receiving income until after they terminate their employment. This benefit allows the executives to defer taxation on that compensation until after termination. Deferral programs are also very common in the marketplace and add to the

Company Information

attractiveness of our overall compensation program. The deferred compensation plan is described under Nonqualified Deferred Compensation beginning on page 34 of this proxy statement.

•

Financial Counseling: RR Donnelley pays for financial counseling services, to a maximum of $12,000 per year. This benefit provides the NEOs other than Mr. McHugh with access to an independent financial advisor of their choice who is familiar with the RR Donnelley compensation and benefits programs and can provide the services efficiently and at the convenience of the executives. Executives incur imputed income for fees paid for the services. To encourage the use of this benefit, RR Donnelley provides a tax gross-up for the value provided.

•

Automobile Program: RR Donnelley provides our NEOs other than the CEO and Mr. McHugh with an automobile allowance. This benefit provides eligible executives with an opportunity to use their car for both business and personal use in an efficient manner. Executives recognize imputed income for tax purposes for all company-paid non-business expenses.

•

Company Airplane: RR Donnelley owns one corporate airplane and has interests in two fractional ownership interests in private planes. During 2006, our CEO’s spouse accompanied him on some business trips. The incremental cost to the Company of such travel is limited to items such as food and beverages provided to his spouse, which is de minimis.

Post-Termination Compensation

The Committee believes that severance benefits and change of control benefits are necessary in order to attract and retain the caliber and quality of executive that RR Donnelley needs in its most senior positions. These benefits are particularly important in an industry undergoing consolidation, providing for continuity of senior management and helping executives focus on results and strategic initiatives.

Each of our NEOs, including our CEO, has an employment agreement that provides for severance payments and benefits if termination occurs without “cause” or if the executive leaves for “good reason” except for Mr. McHugh whose agreement only provides for payments if termination occurs without “cause.” There is also additional compensation provided for several NEOs in circumstances following such termination after a “Change in Control,” as defined in the employment agreements.

Additional information regarding the severance and change in control payments, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2006, is found under Potential Payments upon Termination or Change in Control beginning on page 35 of this proxy statement.

During 2006, several of our executive officers were terminated as defined in their employment agreements. A summary of their termination benefits is provided on page 41 of this proxy statement.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for our NEOs. These guidelines are designed to encourage our executive officers to have a meaningful equity ownership in the Company, and thereby link their interests with those of our stockholders. These stock ownership guidelines provide that, within three years of becoming an executive officer, each officer must own (by way of shares owned outright, shares owned through our 401(k) plans, shares of unvested restricted stock and unvested restricted stock units, but not including unexercised stock options or performance share units) shares of our common stock with a value of three times their base salary, or five times base salary for the CEO. In the event an executive officer does not achieve or make progress toward the required stock ownership level, the Committee may review the right of such executive officer to participate in future equity grants and/or affect future long-term incentive award payouts. As of March 2007, all of the NEOs have met their ownership requirement.

Tax Deductibility Policy

The Committee considers the deductibility of compensation for federal income tax purposes in the design of RR Donnelley’s programs. We believe that all of the incentive compensation paid to our NEOs for 2006 qualifies as “performance-based compensation” and, thus, is fully deductible by the Company for federal income tax purposes, except the restricted stock awards. While we generally seek to ensure the deductibility of the incentive compensation paid to our NEOs, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy, and the best interests of our shareholders even if these amounts are not fully tax deductible.

Company Information

Human Resources Committee Report

The Human Resources Committee of the Board of Directors R.R. Donnelley & Sons Company oversees R.R. Donnelley & Sons Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Human Resources Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders.

Human Resources Committee

Thomas S. Johnson, Chairman

Robert F. Cummings

Michael T. Riordan

Lionel H. Schipper, C.M.

Company Information

Executive Compensation

The Summary Compensation Table provides compensation information about our principal executive officer, principal financial officer and the three most highly compensated executive officers other than the principal executive officer and principal financial officer (“NEOs”), our former principal financial officer and two former executives who served as executive officers during part of 2006, but who were not executive officers at fiscal year-end whose total compensation earned for the portion of the year served would otherwise make such former executives one of the three most highly compensated executives for 2006.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)(8)(9)	Total ($)
Mark Angelson Chief Executive Officer (1)	2006	1,000,000	—	11,817,016	(10)	1,632,500	4,250,000	1,861,445	61,009	20,621,970

Thomas Quinlan Group President, RRD Global Services and Chief Financial Officer (1)	2006	480,000	—	1,654,785		—	1,020,000	28,591	50,121	3,233,497

John Paloian Group President, RRD Global Print Solutions	2006	500,000	—	1,070,354		143,000	1,000,000	18,317	38,142	2,769,813

Suzanne Bettman Executive Vice President, General Counsel	2006	342,628	—	405,742		38,188	500,000	15,650	36,269	1,338,477

Miles McHugh Senior Vice President, Controller and Chief Accounting Officer	2006	254,900	—	25,763		—	325,000	4,882	3,300	613,845

Glenn Richter Former Chief Financial Officer	2006	187,500	—	—	(11)	—	—	23,914	24,985	236,399

Theodore Theophilos Former Group President, Corporate Strategic Initiatives	2006	420,000	—	1,398,199	(12)	—	720,000	48,667	3,869,095	6,455,961

Dean Cherry Former Group President, Integrated Print Solutions	2006	400,000	—	1,236,473	(12)	—	720,000	32,324	2,112,999	4,501,796
[1]

On March 19, 2007, the Company announced that Mr. Angelson advised the board of his decision to retire from the Company. Mr. Angelson’s resignation will take effect later in the spring of 2007, following an orderly transition. See Potential Payments Upon Termination or Change in Control beginning on page 35. The Company also announced that the board has unanimously elected Mr. Quinlan to succeed Mr. Angelson as chief executive officer following the orderly transition, as well as to become president of the Company and that Mr. Paloian will become chief operating officer of the Company.

[2]

The amounts shown in this column constitute the fair value of restricted stock units granted under the 2004 PIP and Moore Wallace 2003 Long-Term Incentive Plan (“2003 LTIP”) and performance share units (“PSUs”) granted under the 2004 PIP. The amounts are valued based on the dollar amount of compensation cost recognized in 2006, with respect to all outstanding stock awards held by the NEO as determined pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123R). See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating the fair value pursuant to FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The compensation cost recognized in 2006 with respect to the PSUs were as follows: Mr. Angelson, $9,528,000; Mr. Quinlan, $705,000; Mr. Paloian, $705,000; Ms. Bettman, $293,100; Mr. Theophilos, $587,500; and Mr. Cherry, $528,750. 50% of the PSUs were paid out on February 27, 2007 and the Company expects that the remaining 50% will be paid out on or soon after March 31, 2007. For further

Company Information

information on restricted stock awards granted in 2006, see the Grants of Plan-Based Awards table beginning on page 29 of this proxy statement.
[3]

The amounts shown in this column reflect the fair value of options granted under the 2004 PIP and various Moore Wallace long-term incentive plans. The amounts are valued based on the dollar amount of compensation cost recognized in 2006, with respect to all outstanding options held by the NEO, as determined pursuant to FAS 123R. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For further information on these awards, see the Outstanding Equity Awards at 2006 Fiscal Year-End table beginning on page 31 of this proxy statement.

[4]

The amounts shown in this column constitute payments made under our MBO Plan which is a subplan of the 2004 PIP. At the outset of each year, the Human Resources Committee sets performance criteria that are used to determine whether and to what extent the NEOs will receive payments under the MBO Plan. For fiscal 2006, the Human Resources Committee selected earnings per share as the relevant performance criterion used to determine each NEO’s maximum bonus payment and each NEO had additional personal objectives to determine the actual bonus amount to be met. See Compensation Discussion and Analysis beginning on page 21 of this proxy statement.

[5]

The amounts shown in this column include the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under our Pension Plans and Supplemental Pension Plans during 2006. Mr. Angelson will not receive any pension benefits upon his retirement.

[6]

Amounts in this column include post-termination payments made to Messrs. Theophilos and Cherry pursuant to employment agreements between Mr. Theophilos and Moore Corporation Limited dated February 14, 2003 and Mr. Cherry and Moore Wallace Incorporated dated October 3, 2003. See the discussion of these payments under Potential Payments Upon Termination or Change in Control beginning on page 35 of this proxy statement.

[7]

Amounts in this column include the value of the following perquisites paid to the NEOs in 2006. Perquisites, other than corporate aircraft usage, are valued at actual amounts paid to each provider of such perquisites. The incremental cost to us of personal use of our aircraft is calculated based on the average variable operating costs of operating the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, training, utilities, taxes and general repairs and maintenance, are excluded.

Named Executive Officer	Corporate Aircraft Usage ($)	Corporate Automobile Allowance ($)	Club Memberships Not Exclusively For Business Use ($)	Personal Tax/Financial Advice ($)	Tax Gross Up Related to Personal Tax/Financial Advice ($)
Mark Angelson	DM	—	—	—	—
Thomas Quinlan	—	16,800	—	2,077	1,662
John Paloian	—	16,800	—	—	—
Suzanne Bettman	—	12,000	—	9,574	3,269
Miles McHugh	—	—	—	—	—
Glenn Richter	—	6,300	—	—	—
Theodore Theophilos	—	14,700	—	—	—
Dean Cherry	DM	14,000	7,935	10,736	3,495

DM — The incremental cost to the Company of the provision of this perquisite is limited to items such as food and beverages provided to this NEO’s spouse while accompanying the NEO on a business trip. It is not reasonably practical to quantify these amounts precisely, but they are de minimis.

[8]

Amounts in this column include contributions made by the Company on behalf of each of the NEOs to the Savings Plans and related Supplemental Executive Retirement Plan-B (the “SERP-B”) in 2006. The SERP-B was frozen in 2004 and the only amounts contributed by the Company in 2006 were interest on the NEO’s account balance, calculated at the prime interest rate.

Named Executive Officer	Company Contributions To Savings Plan ($)	Company Contributions To SERP-B ($)
Mark Angelson	3,300	18,607
Thomas Quinlan	3,300	13,987
John Paloian	3,300	—
Suzanne Bettman	3,300	—
Miles McHugh	3,300	—
Glenn Richter	3,300	—
Theodore Theophilos	3,300	6,836
Dean Cherry	3,300	14,143

Company Information

[9]	Amounts in this column include premiums paid by the Company for group term life insurance, supplemental disability insurance and related tax gross ups.

Named Executive Officer	Supplemental Life Insurance Premium ($)	Supplemental Disability Insurance Premium ($)	Tax Gross Up Related to Supplemental Life Insurance Premium ($)	Tax Gross Up Related to Supplemental Disability Insurance Premium ($)
Mark Angelson	16,875	6,801	10,995	4,431
Thomas Quinlan	2,290	4,540	1,832	3,633
John Paloian	10,170	1,296	5,833	743
Suzanne Bettman	1,690	4,368	577	1,491
Miles McHugh	—	—	—	—
Glenn Richter	—	—	—	—
Theodore Theophilos	5,490	6,397	3,149	3,669
Dean Cherry	5,015	5,062	2,636	2,661

[10]	Includes dividends on equity awards paid in equity.
[11]	All unvested RSUs and the PSUs held by Mr. Richter on the date his employment terminated were forfeited resulting in a reversal of the compensation expense previously recognized in 2006.
[12]

All unvested RSUs and shares of restricted stock held by Messrs. Theophilos and Cherry fully vested on the date of termination of employment with the Company per the terms of their employment agreements. This resulted in the Company recognizing compensation expense with respect to their stock awards through their respective date of termination, with a restructuring expense recognized in the amount of $2,483,911 for Mr. Theophilos and $2,421,906 for Mr. Cherry. The restructuring expense is not included in the amounts shown in the table.

2006 Grants of Plan-Based Awards

The following table shows additional information regarding: (i) the target and maximum level of annual cash incentive awards for our executive officers for performance during 2006, as established by the Human Resources Committee in January 2006 under our MBO Plan; and (ii) restricted stock awards granted in February 2006 that were awarded to help retain the NEOs and focus their attention on building shareholder value. The actual amount of the annual cash incentive award received by each NEO for performance during 2006 is shown in the 2006 Summary Compensation Table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Target ($)(1)	Maximum ($)(1)
Mark Angelson	—	1,500,000	5,500,000	—	—

Thomas Quinlan	2/22/2006	—	—	25,000	825,500
	—	720,000	1,440,000	—	—

John Paloian	2/22/2006	—	—	25,000	825,500
	—	700,000	1,500,000	—	—

Suzanne Bettman	2/22/2006	—	—	10,000	330,200
	—	466,655	1,050,000	—	—

Miles McHugh	—	225,000	—	—	—

Glenn Richter	2/22/2006	700,000	1,500,000	25,000	825,500

Theodore Theophilos	2/22/2006	—	—	25,000	825,500
	—	720,000	1,440,000	—	—

Dean Cherry	2/22/2006	—	—	25,000	825,000
	—	720,000	1,440,000	—	—
[1]

In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2006 Summary Compensation table. According to the terms of their employment agreements, Messrs. Theophilos and Cherry were paid the target amount of their award as if they had remained employed by the Company through the date of payment. Upon Mr. Richter’s termination of employment, the payout of any portion of the award was forfeited resulting in a payout of $0.

[2]

Consists of restricted stock units awarded under the 2004 PIP and 2003 LTIP. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date. Mr. Richter forfeited all the restricted stock units upon his termination of employment. All the restricted stock units of Messrs. Theophilos and Cherry vested upon their termination of employment per the terms of each of their employment agreements.

[3]	Grant date fair value is determined based on a price per share of $33.02 on the grant date.

Company Information

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

During 2006, all of the NEOs were employed pursuant to agreements with our company. Each employment agreement sets forth, among other things, the NEO’s minimum base salary, bonus opportunities, entitlement to participate in our benefit plans, equity awards and provisions with respect to certain payments and other benefits upon termination of employment under certain circumstances (such as without “Cause” or leaving employment for “Good Reason,” as defined in the agreements) or, in certain agreements, after a change in control of the Company. Please see Potential Payments Upon Termination or Change in Control beginning on page 35 of this proxy statement for a description of such provisions and for a description of post-termination payments for Messrs. Cherry, Richter and Theophilos.

The minimum base salary set forth in each NEO’s employment agreement is: Mr. Angelson, $1,000,000, Mr. Quinlan, $480,000, Mr. Paloian, $500,000, Ms. Bettman, $300,000, Mr. McHugh, $300,000, Mr. Richter, $500,000, Mr. Theophilos, $480,000 and Mr. Cherry, $480,000. On February 22, 2006, the Human Resources Committee increased the salary of Ms. Bettman to $350,000 and on February 22, 2007 the Committee increased Messrs. Quinlan and Paloian’s salary to $600,000, Ms. Bettman’s salary to $400,000 and Mr. McHugh’s salary to $350,000. Messrs. Richter, Theophilos and Cherry were paid their salary pro rata through the date of their termination of employment from the Company.

The employment agreements also set forth each NEO’s target bonus as a percentage of such NEO’s base salary. The target bonus for each NEO is: Mr. Angelson, 150%, Mr. Quinlan, 150%, Mr. Paloian, 140%, Ms. Bettman, 100%, Mr. McHugh 75%, Mr. Richter, 140%, Mr. Theophilos, 150% and Mr. Cherry, 150%. On February 22, 2006, the Human Resources Committee increased the target bonus of Ms. Bettman to 133.33% and on February 22, 2007 the Committee increased the target bonus of Ms. Bettman to 150% and Mr. McHugh to 100%.

Mr. Angelson’s employment agreement provides certain relocation benefits and further provides that Mr. Angelson will receive the same welfare and fringe benefits that were made available during 2003 to his predecessor as chief executive officer of the Company. The employment agreements of the other NEOs provide that such NEO will be entitled to participate in the Company’s compensation and benefit programs that are available to all management employees and that such NEO will also be eligible to participate in certain executive-only benefit plans.

Awards

The Committee granted restricted stock units to six of its NEOs in 2006 under the 2004 PIP and 2003 LTIP. The restricted stock units generally vest in equal proportions over four years and have no dividend or voting rights. All restricted stock units are payable in shares of common stock of the Company upon vesting. Messrs. Quinlan, Paloian, Richter, Theophilos and Cherry each received 25,000 and Ms. Bettman received 10,000 restricted stock units with a grant date of February 22, 2006. Messrs. Theophilos’ and Cherry’s restricted stock units fully vested upon their termination of employment and Mr. Richter’s restricted stock units were forfeited upon his termination of employment.

In 2006, the Committee established annual company-wide corporate performance objectives under the MBO Plan based on earnings per share. Payment of the potential bonuses of the NEOs is only considered if these earnings per share targets established by the Committee are satisfied. In addition, once these earning per share targets are met, each NEO must attain that NEO’s individual objectives in order for the target bonus to be paid. Based on the Company’s earnings per share performance and the Human Resources Committee’s assessment of each NEO’s overall performance relative to each NEO’s preset goals, actual MBO bonuses earned by the NEOs exceeded the target level and are reported as “Non-Equity Incentive Plan Compensation” in the 2006 Summary Compensation Table. Per their employment agreements, Messrs. Theophilos and Cherry were paid at target at the same time as the other NEOs and payment was contingent upon satisfaction of the earning per share targets and attainment of their individual objectives. Upon Mr. Richter’s termination of employment, his MBO award was forfeited.

Salary and Bonus in Proportion to Total Compensation

Including the annualized value of performance share units awarded in 2004, our NEOs generally receive less than 50% of their total compensation in the form of base salary and cash incentive awards under the MBO Plan. As noted in the Compensation Discussion and Analysis beginning on page 21 of this proxy statement, we believe that a substantial portion of each NEO’s compensation should be in the form of

Company Information

equity awards. Our Human Resources Committee believes that our current compensation program gives our NEOs a substantial alignment with stockholders, while also permitting the Committee to incentivize the NEOs to pursue specific short and long-term performance goals. Please see Compensation Discussion and Analysis beginning on page 21 of this proxy statement for a description of the objectives of our compensation program and overall compensation philosophy.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table shows certain information about unexercised options and unvested restricted stock and performance share units at December 31, 2006.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(6)
Mark Angelson(1)	500,000	500,000	31.49	2/26/2014	—		—	—	—
	315,000	—	16.73	1/1/2013	—		—	—	—
	3,150	—	25.26	4/17/2012	—		—	—	—
	3,969	—	11.37	11/4/2011	—		—	—	—
	—	—	—	—	185,697	(7)	6,599,671	—	—
	—	—	—	—	—		—	300,000	31,986,000

Thomas Quinlan	47,250	—	16.73	1/1/2013	—		—	—	—
	31,500	—	16.84	12/23/2011	—		—	—	—
	63,000	—	4.33	12/30/2010	—		—	—	—
	—	—	—	—	72,100		2,562,434	—	—
	—	—	—	—	—		—	25,000	2,665,500

John Paloian	50,000	50,000	29.24	3/28/2014	—		—	—	—
	—	—	—	—	43,750		1,554,875	—	—
	—	—	—	—	—		—	25,000	2,665,500

Suzanne Bettman	12,500	12,500	29.38	5/4/2014	—		—	—	—
	—	—	—	—	12,500		444,250	—	—
	—	—	—	—	—		—	10,000	1,066,200

Miles McHugh	—	—	—	—	2,250		53,310	—	—

Glenn Richter	—	—	—	—	—		—	—	—

Theodore Theophilos	—	—	—	—	—		—	25,000	2,665,500

Dean Cherry	—	—	—	—	—		—	25,000	2,665,500

Note: Multiple awards have been aggregated where the expiration date and the exercise and/or base price of the instruments are identical.

[1]	250,000 of Mr. Angelson’s unexercisable options will be forfeited upon his retirement and all exercisable options will expire 90 days after the date of termination.
[2]	The following table provides information with respect to the vesting of each NEO’s outstanding unexercisable options that are set forth in the above table:

Name	Award Type	2/27/2007	3/29/2007	5/5/2007	2/27/2008	3/29/2008	5/5/2008
Mark Angelson	Stock Options	250,000	—	—	250,000	—	—
John Paloian	Stock Options	—	25,000	—	—	25,000	—
Suzanne Bettman	Stock Options	—	—	6,250	—	—	6,250

Company Information

[3]	The following table provides information with respect to the vesting of each NEO’s outstanding unvested restricted stock units that are set forth in the above table.

Vesting Date	Mark Angelson		Thomas Quinlan	John Paloian	Suzanne Bettman	Miles McHugh
1/4/2007	—		—	—	—	750
1/13/2007	—		14,175	—	—	—
2/22/2007	—		6,250	6,250	2,500	—
2/27/2007	76,807		—	—	—	—
3/23/2007	—		6,250	6,250	—	—
11/18/2007	—		—	—	1,250	—
1/4/2008	—		—	—	—	750
1/13/2008	—		14,175	—	—	—
2/22/2008	—		6,250	6,250	2,500	—
2/27/2008	54,445	*	—	—	—	—
3/23/2008	—		6,250	6,250	—	—
11/18/2008	—		—	—	1,250	—
1/4/2009	—		—	—	—	750
2/22/2009	—		6,250	6,250	2,500	—
2/27/2009	54,445	*	—	—	—	—
3/23/2009	—		6,250	6,250	—	—
2/22/2010	—		6,250	6,250	2,500	—

*	These restricted stock units will be forfeited upon Mr. Angelson’s retirement.
[4]	Assumes a price per share of $35.54 on December 29, 2006.
[5]

Represents PSUs that were granted in early 2004. 50% of the PSUs are earned for achieving specified business objectives of normalized earnings-per-share and 50% of the PSUs are earned for achieving specified business objectives of cost savings, each over performance periods beginning February 27, 2004 and ending February 27, 2007 and March 31, 2007, respectively. Performance against each of the targets was subject to separate payout calculations. In each case, the minimum target must be reached in order for the holder to be entitled to receive any PSUs. Each PSU is equivalent to one share of the Company’s common stock on the date of grant. Up to 300% of the number of PSUs granted may be earned if performance exceeds specified target levels. After the performance period, the earned PSUs may be paid in stock or cash at the discretion of the Human Resources Committee. On February 22, 2007, the Committee determined to pay out the PSUs in shares of stock of the Company.

[6]

Assumes 300% payout. 50% of the PSUs were paid out at the 300% target in stock on February 27, 2007 and the Company expects that 50% will be paid out at the 300% target in stock on or soon after March 31, 2007.

[7]	Includes dividends accrued through 12/31/2006 on the restricted stock units in the form of additional restricted stock units.

2006 Option Exercises and Stock Vested

The following table shows information regarding the value of options exercised and restricted stock and restricted stock units vested during 2006.

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(4)
Mark Angelson	—	—	73,900	(3)	2,527,380
Thomas Quinlan	—	—	29,875		994,974
John Paloian	—	—	6,250		204,813
Suzanne Bettman	—	—	1,250		44,188
Miles McHugh	—	—	750		25,560
Glenn Richter	—	—	12,500		411,125
Theodore Theophilos	—	—	50,000		3,721,258
Dean Cherry	126,000	2,803,095	94,887		7,623,791
[1]

Value realized on exercise of options is determined by subtracting the exercise price from the fair market value on the date of exercise. Fair market value is the closing price reported in the New York Stock Exchange Composite Transactions report.

[2]	Represents the vesting of restricted stock, restricted stock units and other similar instruments under the Company’s equity plans.
[3]	Includes dividends accrued on the restricted stock units in the form of additional restricted stock units.
[4]

Value realized on vesting of restricted stock or restricted stock units is the fair market value on the date of vesting. Fair market value is the closing price reported in the New York Stock Exchange Composite Transactions report.

Company Information

Pension Benefits

Under the Retirement Benefit Plan of RR Donnelley & Sons Company and the Retirement Income Plan of Moore Wallace North America, Inc., (collectively referred to as the Qualified Retirement Plans), effective as of January 1, 2005 eligible employees accrue retirement benefits of 0.7% of covered compensation each year. Employees of RR Donnelley & Sons Company who met certain requirements and whose age and service points as of December 31, 2004 equaled 55 to 64 points accrue an additional 0.25% of covered compensation and those with 65 or more points accrue an additional 0.50% of covered compensation. Prior to January 1, 2005, employees of RR Donnelley participated in one of two defined benefit programs with higher accrual rates. The defined benefit plan for Moore Wallace employees had been frozen as of December 31, 2000, with no benefit accrual until the plan was reactivated as of January 1, 2005. Compensation covered by these Qualified Retirement Plans generally includes salary and annual cash bonus awards. The amount of annual earnings that may be considered in calculating benefits under the pension plan is limited by law. For 2006, the annual limitation is $220,000. The pension plan is funded entirely by the Company with contributions made to a trust fund from which the benefits of participants are paid.

The U.S. government places limitations on pensions that can be accrued under federal income tax qualified plans. An employee’s pension amounts that exceed such limitations, as well as benefits accrued under certain executives’ employment agreements, are paid under the RR Donnelley & Sons Company Unfunded Supplemental Benefit Plan or the Moore Wallace Unfunded Supplemental Retirement Income Plan (collectively referred to as the Non-Qualified Retirement Plans) to the extent such amounts would have been accrued under the Qualified Retirement Plans. All employees who are eligible to participate in the Company’s tax qualified pension plans are eligible for these supplemental payments to the extent their compensation is limited by compensation-related governmental restrictions on benefits. Approximately 1,000 employees are covered by these plans and in 2006, approximately 250 individuals received such supplemental payments. These Non-Qualified Plans are unfunded and provide for payments to be made out of the Company’s general assets.

Some participants have a pre-2005 cash balance or pension equity benefit with respect to which they can elect to receive a lump sum amount upon termination. New participants in the Retirement Plans will receive a career average plan benefit. Under the career average plan benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor.

As Mr. Angelson will retire prior to completing five full years of continuous service with the Company, he will not receive any of the retirement benefits described below.

Mr. Angelson would have been entitled to receive, if he had retired after completing at least five full years of continuous service, a retirement benefit to be paid to him annually during his lifetime commencing at age 60 (or, if later, at the date of termination of employment) equal to 25% of the average of the sums of his annual base salary plus annual bonus paid in the two calendar years out of the last five calendar years ended prior to the date of his retirement in which the sums of those items of compensation are the highest. The retirement benefit would have increased at a rate of 2% of such average annual cash compensation for each additional year of service beyond five years and would have been reduced by any amounts Mr. Angelson received under the Company’s retirement benefit plans. The retirement benefit would have been subject to actuarial reduction for commencement prior to age 62.5. If Mr. Angelson had become entitled to this retirement benefit, he would have been entitled to receive the same medical benefits he would have received had he continued as the chief executive officer until he turned 65 or until he became eligible under another employer’s medical benefit plan, if earlier.

See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating the present value of the current accrued benefit with respect to each NEO under both the Pension Plans and the Supplemental Pension Plans set forth in the table below.

Company Information

2006 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark Angelson(1)	Pension Plan	4	$27,908	—
	Supplemental Pension Plan	4	$394,807	—
	Special Agreement	4	$4,062,565	—

Thomas Quinlan	Pension Plan	6	$9,046	—
	Supplemental Pension Plan	6	$45,124	—

John Paloian(2)	Pension Plan	15	$107,610	—
	Supplemental Pension Plan	15	$81,134	—

Suzanne Bettman	Pension Plan	2	$16,397	—
	Supplemental Pension Plan	2	$25,626	—

Miles McHugh	Pension Plan	3	$8,249	—
	Supplemental Pension Plan	3	$1,831	—

Glenn Richter	Pension Plan	1	$0	—
	Supplemental Pension Plan	1	$0	—

Theodore Theophilos	Pension Plan	3	$15,507	—
	Supplemental Pension Plan	3	$76,061	—

Dean Cherry	Pension Plan	5	$10,363	—
	Supplemental Pension Plan	5	$51,104	—
[1]	As Mr. Angelson will retire prior to completing five years of continuous service with the Company, he will not receive any retirement benefits.
[2]	Mr. Paloian’s years of credited service include 12 years of credited service from a prior period of employment with the Company as provided under the terms of the Plans.

Nonqualified Deferred Compensation

The 2006 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 50% of base salary and 100% of annual incentive bonus payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions are paid in a lump sum distribution upon the six-month anniversary of the termination of the participant’s employment with our company.

The table also presents amounts deferred under our Supplemental Executive Retirement Plan (“SERP-B”). Under the SERP-B, participants could defer a portion of their regular earnings substantially equal to the difference between the amount that, in the absence of legislation limiting additions to our Savings Plan, would have been allocated to an employee’s account as before-tax and matching contributions, minus the deferral amount actually allocated under the Savings Plan. Deferred amounts earn interest at the prime rate and such interest is paid by the Company. Distributions are paid in a lump sum distribution upon the six-month anniversary of the termination of the participant’s employment with our Company. The SERP-B was frozen in 2004 and no additional amounts may be contributed by NEOs.

Company Information

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark Angelson
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	18,607	—	—	244,148

Thomas Quinlan
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	13,987	—	—	183,531

John Paloian
Deferred Compensation Plan	—	—	5,181	—	49,446
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Suzanne Bettman
Deferred Compensation Plan	386,667	—	86,758	—	730,716
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Miles McHugh
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Glenn Richter
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Theodore Theophilos
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	6,836	—	—	89,702

Dean Cherry
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	14,143	—	—	185,572
[1]	Amounts in this column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the 2006 Summary Compensation table.
[2]

Amounts in this column are included in the “All Other Compensation” column in the 2006 Summary Compensation table. Amounts in this column with respect to the Supplemental Executive Retirement Plan-B consist of Company contributed interest calculated at the prime interest rate on the NEO’s account balance. The Company makes no contributions with respect to the Deferred Compensation Plan.

[3]

Amounts in this column are not included in the 2006 Summary Compensation table. There are no earnings with respect to the Supplemental Executive Retirement Plan-B other than the Company contributed interest.

Potential Payments Upon Termination or Change in Control

As noted under Compensation Discussion and Analysis — Post-Termination Compensation on page 25 of this proxy statement, we have entered into employment agreements with each of our NEOs that provide for payments and other benefits in connection with the officer’s termination for a qualifying event or circumstance and, in some agreements, for enhanced payments in connection with such termination after a Change in Control (as defined in the applicable agreement). A description of the terms with respect to each of these types of terminations follows.

Termination other than after a Change in Control

The employment agreements for each NEO provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Good Reason’ that are used in those agreements. For purposes of the employment agreements:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to substantially perform duties consistent with the scope and nature of his or her position or refusal or failure to attempt in good faith to follow the written direction of the CEO, chief financial officer or the board, as applicable, committing an act materially injurious (monetarily or otherwise) to us or our subsidiaries, commission of a felony or other actions specified in the definition.

Company Information

•

The NEO is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if we assign the NEO duties that represent a material diminution of his or her duties or responsibilities, reduce the NEO’s compensation, generally require that the NEO’s principal office be located other than in Chicago, Illinois or New York, New York or materially breach the employment agreement. In addition, Mr. Angelson’s employment agreement provides that Mr. Angelson will have Good Reason to terminate his employment with the Company if we fail to reelect him as a member of the board or fail to extend the term of his employment prior to the fifth anniversary of his employment date. Mr. McHugh’s employment agreement does not contain provisions with respect to termination by Mr. McHugh for Good Reason.

The employment agreements for the NEOs, other than Mr. Angelson, require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreement of Mr. Angelson only requires a release if termination is for Good Reason or for Cause. The employment agreements (including that of Mr. Angelson) also include noncompete and nonsolicit provisions that would apply for a period of one to two years, as set forth in such NEOs agreement, following the NEO’s termination of employment.

The benefits to be provided to the NEO in each of those situations are described in the tables below, which assume that the termination had taken place on December 31, 2006, the last day of our most recent fiscal year.

Termination after a Change in Control

The provisions in Mr. Angelson’s employment agreement with respect to a termination after a Change in Control function in a similar manner to the severance provisions described above, except that Mr. Angelson becomes entitled to benefits under these provisions only if we have undergone a Change in Control during the two-year period prior to his termination of employment. A “Change in Control” of R.R. Donnelley & Sons Company is defined to mean: (i) the consummation of certain types of transactions, including mergers and the sale of all, or substantially all, of our assets; (ii) the acquisition by any person or entity of the beneficial ownership of securities representing 50% or more of the combined voting power of our then outstanding voting securities; (iii) a change in the composition of our board such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the board and any new directors elected or nominated by at least 2/3 of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the board; or (iv) the liquidation or distribution of all or substantially all of our assets.

The other NEO’s, other than Mr. McHugh, are entitled to certain tax gross-ups upon a termination after a Change in Control (as defined in such NEO’s employment agreement) as well.

As with the severance provisions described above, the rights to which Mr. Angelson and the other NEO’s are entitled under the Change in Control provisions upon a termination of employment are dependent on the circumstances of the termination. The definitions of Cause and Good Reason are the same in this termination scenario as in a termination other than after a Change in Control.

Payment Obligations Under Employment Agreements upon Termination of Employment of NEO

The following tables set forth our payment obligations under the employment agreements under the circumstances specified upon a termination of the employment of our NEOs.

The tables further assume the following. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables relating to potential payments upon termination or change in control.

Disability or Death — As Mr. Angelson will retire prior to 5 years of service, he will not be paid any pension payments. All other NEO’s are entitled to pension benefits upon death or disability according to the terms of the pension plan. The employment agreements provide that in the event of disability, each NEO is entitled to 60% of his or her base salary until age 65, his or her prorated target annual bonus for the year in which the disability occurs and all unvested equity awards held by such NEO immediately vest. Further, in the event of disability, each NEO is entitled to benefits until age 65 and in the event of death, the NEO’s spousal coverage will continue until the spouse reaches age 65. With respect

Company Information

to pension payments, Mr. Angelson’s employment agreement provides that all age and service requirements will be immediately satisfied and that, after 5 years of service, he will be entitled to 25% of his annual cash compensation plus an additional 2% of his annual cash compensation for every year thereafter, less the amount of his pension under the Company plan.

Equity Acceleration — Each NEO, other than Mr. McHugh, is entitled to immediate vesting of all outstanding equity awards in the event of any termination other than resignation other than for Good Reason or termination with Cause. Each NEO is generally entitled to immediate vesting of all outstanding equity awards upon a Change in Control (as defined in the 2004 PIP or 2003 LTIP, as applicable) and may be entitled to a gross up payment as described below. For all NEOs, all unvested equity awards are forfeited in the event of resignation other than for Good Reason or termination with Cause. Treatment of equity upon death or disability is discussed above in “Disability or Death.” Because Mr. Angelson is resigning other than for Good Reason, all of his unvested equity awards will be forfeited. However, 50% of the PSUs vested and were paid out on February 27, 2007 and the Company expects that the remaining 50% will vest and be paid out prior to his resignation date. Value of accelerated restricted stock units and PSUs is the fair market value on the date of termination. Value of accelerated options is determined by subtracting the exercise price from the fair market value on the date of termination. Fair market value is the closing price reported in the New York Stock Exchange Composite Transactions report.

Health Care Benefits — The employment agreements generally provide that, after resignation for Good Reason or termination without Cause, our company will continue providing medical, dental, and vision coverage to the NEO and the NEO’s dependents at least equal to that which would have been provided if the NEO’s employment had not terminated, if such coverage continues to be available to our company, until the earlier of (a) the date the NEO becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer or (b) the end date of an enumerated period following the NEO’s date of termination. For Mr. Angelson, this period is 2 years after such resignation or termination without a Change-in-Control and 3 years after such resignation or termination after a Change-in-Control. Because Mr. Angelson is resigning other than for Good Reason, he will not receive any additional medical, dental, or vision coverage. For Messrs. Quinlan and Paloian, this period is 18 months after such resignation or termination (either before or after a Change-in-Control), for Ms. Bettman this period is 12 months after such resignation or termination (either before or after a Change-in-Control) and for Mr. McHugh, this period is 18 months after such termination (either before or after a Change-in-Control). In the event of resignation other than for Good Reason or termination with Cause, the NEO is entitled to the same benefits as all other employees would be entitled to after termination. Benefits payable upon disability or death are described above in “Disability or Death.”

280G Tax Gross-Up — Upon a change-in-control of the Company, an NEO may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. The Company has agreed to reimburse each NEO, other than Mr. McHugh, for all excise taxes that are imposed on the NEO under Section 280G and any income and excise taxes that are payable by the NEO as a result of any reimbursements for Section 280G excise taxes. The total 280G tax gross-up amount in the below tables assumes that the NEO is entitled to a full reimbursement by the Company of all such income and excise taxes. The calculation of the 280G gross-up amount is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% medicare tax rate. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the NEO executing a non-competition agreement.

The tables assume that termination took place on December 31, 2006.

Company Information

The following table assumes termination of employment of Mr. Angelson, the Company’s CEO, as of December 31, 2006. On March 19, 2007, Mr. Angelson announced his retirement. This retirement is treated as a “Termination for other than Good Reason” in the table and therefore the only benefits he will receive in connection with his resignation will be his accrued vacation pay as set forth below.

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause(1)		Termination for other than Good Reason or Termination With Cause		Resignation for Good Reason or Termination Without Cause after Change-in- Control(2)		Disability		Death
Compensation:
Base Salary	$2,000,000		$0		$3,000,000		$5,400,000	(3)	$0
Bonus	$9,500,000		$0		$13,500,000		$1,500,000	(10)	$1,500,000	(10)

Equity:
Restricted Share Units(4)	$6,599,671		$0		$6,599,671		$6,599,671		$6,599,671
Options(4)	$2,025,000		$0		$2,025,000		$2,025,100		$2,025,000
Performance Share Units(4)	$31,986,000	(5)	$0	(5)	$31,986,000	(5)	$31,986,000	(5)	$31,986,000	(5)

Benefits and Perquisites:
Pension	$9,213,753		$0	(6)	$9,213,753		$12,128,816	(7)	$4,267,935
Post-Termination Health Care	$137,675		$0		$204,505		$115,778		$163,775	(11)
Life Insurance Premiums	$55,739	(12)	$0		$83,609	(12)	$0		$0
Accrued Vacation Pay(8)	$83,333		$83,333		$83,333		$83,333		$83,333
280G Tax Gross Up(9)	$0		$0		$29,382,018		$0		$0

Total:	$60,101,171		$83,333		$96,077,889		$59,838,698		$46,625,714
[1]

Mr. Angelson is entitled to 2x base salary, his pro-rated target bonus for the year in which termination occurs plus the greater of 2x target bonus or annual bonus paid in the previous year, which was $4 million for 2005.

[2]

Mr. Angelson is entitled to 3x base salary, his pro-rated target bonus for the year in which termination occurs plus the greater of the target bonus or annual bonus paid in the previous year, which was $4 million for 2005, paid over the applicable severance period.

[3]

The estimated present value of his base salary until age 65 was calculated assuming a FAS accounting assumption discount of 6% and a base salary of 60% of current base salary times the number of years to age 65.

[4]	Assumes price per share of $35.54 on December 29, 2006.
[5]

Assumes payout of PSUs at 300%. 50% of the Performance Share Units vested and were paid out on February 27, 2007 and the Company expects that 50% will vest and be paid out on or soon after March 31, 2007.

[6]	Mr. Angelson does not vest in the Qualified Pension Plan until December 31, 2007.
[7]	Assumes pension accrual while disabled through age 65.
[8]	Assumes 4 weeks of unused vacation at the time of termination.
[9]	Includes estimated tax gross-ups on salary, bonus, equity, post-termination health care and non-qualified retirement plan.
[10]	Mr. Angelson is entitled to his pro-rated target bonus for the year in which disability or death occurs.
[11]	Spousal coverage continues until spouse reaches age 65.
[12]	Includes tax gross up paid by the Company.

Company Information

Mr. Quinlan, the Company’s group president, RR Donnelley Global Services and chief financial officer is entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause(1)		Termination for other than Good Reason or Termination With Cause	Resignation for Good Reason or Termination Without Cause after Change-in-Control(1)		Disability		Death
Compensation:
Base Salary	$720,000		$0	$720,000		$6,048,000	(2)	$0
Bonus	$1,080,000		$0	$1,080,000		$720,000	(8)	$720,000	(8)

Equity:
Restricted Share Units(3)	$2,562,434		$0	$2,562,434		$2,562,434		$2,562,434
Options(3)	$0		$0	$0		$0		$0
Performance Share Units(3)(4)	$2,665,500		$0	$2,665,500		$2,665,500		$2,665,500

Benefits and Perquisites:
Pension	$54,170		$54,170	$54,170		$666,429	(5)	$24,915
Post-Termination Health Care	$59,244		$0	$66,214		$368,401		$466,095	(9)
Life Insurance Proceeds	$6,184	(10)	$0	$6,184	(10)	$0		$0
Accrued Vacation Pay(6)	$40,000		$40,000	$40,000		$40,000		$40,000
280G Tax Gross Up(7)	$0		$0	$1,961,075		$0		$0

Total:	$7,187,532		$94,170	$9,155,577		$13,070,764		$6,478,944
[1]	Mr. Quinlan is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

The estimated present value of his base salary until age 65 was calculated assuming a FAS accounting assumption discount of 6% and a base salary of 60% of current base salary times the number of years to age 65.

[3]	Assumes price per share of $35.54 on December 29, 2006.
[4]

Assumes payout of PSUs at 300%. 50% of the Performance Share Units vested and were paid out on February 27, 2007 and the Company expects that 50% will vest and be paid out on or soon after March 31, 2007.

[5]	Assumes pension accrual while disabled through age 65.
[6]	Assumes 4 weeks of unused vacation at the time of termination.
[7]	Includes estimated tax gross-ups on salary, bonus equity and post-termination health care.
[8]	Mr. Quinlan is entitled to his pro-rated target bonus for the year in which death or disability occurs.
[9]	Spousal coverage continues until spouse reaches age 65.
[10]	Includes tax gross up paid by the Company.

Mr. Paloian, the Company’s group president, RR Donnelley Global Print Solutions is entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause(1)		Termination for other than Good Reason or Termination With Cause	Resignation for Good Reason or Termination Without Cause after Change-in- Control(1)		Disability		Death
Compensation:
Base Salary	$750,000		$0	$750,000		$5,100,000	(2)	$0
Bonus	$1,050,000		$0	$1,050,000		$700,000	(8)	$700,000	(8)

Equity:
Restricted Share Units(3)	$1,554,875		$0	$1,554,875		$1,554,875		$1,554,875
Options(3)	$315,000		$0	$315,000		$315,000		$315,000
Performance Share Units(3)(4)	$2,665,500		$0	$2,665,500		$2,665,500		$2,665,500

Benefits and Perquisites:
Pension	$236,772		$236,772	$236,772		$863,052	(5)	$198,192
Post-Termination Health Care	$67,404		$0	$73,388		$256,642		$321,199	(9)
Life Insurance Proceeds	$24,005	(10)	$0	$24,005	(10)	0		$0
Accrued Vacation Pay(6)	$41,667		$41,667	$41,667		$41,667		$41,667
280G Tax Gross Up(7)	$0		$0	$1,890,660		$0		$0

Total:	$6,705,223		$278,439	$8,601,867		$11,496,736		$5,796,433
[1]	Mr. Paloian is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

The estimated present value of his base salary until age 65 was calculated assuming a FAS accounting assumption discount of 6% and a base salary of 60% of current base salary times the number of years to age 65.

[3]	Assumes price per share of $35.54 on December 29, 2006.
[4]

Assumes payout of PSUs at 300%. 50% of the Performance Share Units vested and were paid out on February 27, 2007 and the Company expects that 50% will vest and be paid out on or soon after March 31, 2007.

[5]	Assumes pension accrual while disabled through age 65.
[6]	Assumes 4 weeks of unused vacation at the time of termination.
[7]	Includes estimated tax gross-ups on salary, bonus equity and post-termination health care.

Company Information

[8]	Mr. Paloian is entitled to his pro-rated target bonus for the year in which death or disability occurs.
[9]	Spousal coverage continues until spouse reaches age 65.
[10]	Includes tax gross up paid by the Company.

Ms. Bettman, the Company’s General Counsel, Chief Compliance Officer and Secretary is entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause(1)		Termination for other than Good Reason or Termination With Cause		Resignation for Good Reason or Termination Without Cause after Change-in- Control(1)		Disability		Death
Compensation:
Base Salary	$350,000		$0		$350,000		$4,830,000	(2)	$0
Bonus	$466,655		$0		$466,655		$466,655	(9)	$466,655	(9)

Equity:
Restricted Share Units(3)	$444,250		$0		$444,250		$444,250		$444,250
Options(3)	$77,000		$0		$77,000		$77,000		$77,000
Performance Share Units(3)(4)	$1,066,200		$0		$1,066,200		$1,066,200		$1,066,200

Benefits and Perquisites:
Pension	$42,874		$0	(5)	$42,874		$415,131	(6)	$27,721
Post-Termination Health Care	$35,210		$0		$42,247		$393,346		$321,199	(10)
Life Insurance Proceeds	$2,267	(11)	$0		$2,267	(11)	$0		$0
Accrued Vacation Pay(7)	$29,167		$29,167		$29,167		$29,167		$29,167
280G Tax Gross Up(8)	$0		$0		$706,155		$0		$0

Total:	$2,513,623		$29,167		$3,226,815		$7,721,749		$2,432,192
[1]	Ms. Bettman is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

The estimated present value of her base salary until age 65 was calculated assuming a FAS accounting assumption discount of 6% and a base salary of 60% of current base salary times the number of years to age 65.

[3]	Assumes price per share of $35.54 on December 29, 2006.
[4]

Assumes payout of PSUs at 300%. 50% of the Performance Share Units vested and were paid out on February 27, 2007 and the Company expects that 50% will vest and be paid out on or soon after March 31, 2007.

[5]	Ms. Bettman does not vest in the Qualified Pension Plan until June 23, 2008.
[6]	Assumes pension accrual while disabled through age 65.
[7]	Assumes 4 weeks of unused vacation at the time of termination.
[8]	Includes estimated tax gross-ups on salary, bonus equity and post-termination health care.
[9]	Ms. Bettman is entitled to her pro-rated target bonus for the year in which death or disability occurs.
[10]	Spousal coverage continues until spouse reaches age 65.
[11]	Includes tax gross up paid by the Company.

Mr. McHugh, the Company’s Senior Vice President and Controller is entitled to the following:

Benefits and Payments Upon Termination	Termination Without Cause(1)	Termination With Cause	Termination Without Cause after Change-in- Control(1)	Disability		Death
Compensation:
Base Salary	$300,000	$0	$300,000	$4,140,000	(2)	$0
Bonus	$225,000	$0	$225,000	$225,000		$225,000

Equity:
Restricted Share Units(3)	$0	$0	$0	$80,220		$80,220
Options(3)	$0	$0	$0	$0		$0
Performance Share Units(3)	$0	$0	$0	$0		$0

Benefits and Perquisites:
Pension	$10,079	$10,079	$10,079	$141,001	(4)	$4,636
Post-Termination Health Care	$11,042	$0	$11,042	$393,346		$473,972	(6)
Accrued Vacation Pay(5)	$17,308	$17,308	$17,308	$17,308		$17,308
280G Tax Gross Up	$0	$0	$0	$0		$0

Total:	$563,429	$27,387	$563,429	$4,996,875		$801,136
[1]	Mr. McHugh is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

The estimated present value of his base salary until age 65 was calculated assuming a FAS accounting assumption discount of 6% and a base salary of 60% of current base salary times the number of years to age 65.

Company Information

[3]	Assumes price per share of $35.54 on December 29, 2006.
[4]	Assumes pension accrual while disabled through age 65.
[5]	Assumes 3 weeks of unused vacation at the time of termination.
[6]	Spousal coverage continues until spouse reaches age 65.

The following table sets forth the actual termination arrangements for Messrs. Richter, Theophilos and Cherry, per the terms of their employment agreements, as of the actual date of termination of employment with the Company.

	Mr. Richter	Mr. Theophilos	Mr. Cherry
Compensation:
Separation Payment	$0	$3,625,200	$1,825,200
Bonus	$0	$720,000	$720,000

Equity:
Restricted Share Units	$0	$3,721,258	$7,623,791
Options	$0	$0	$2,803,095
Performance Share Units	$0	$2,665,500	$2,665,500

Benefits and Perquisites:
Pension	$0	$91,570	$61,465
Post-Termination Health Care	$0	$10,903	$10,903
Life Insurance Proceeds	$0	$12,958	$11,478
Disability Insurance	$0	$0	$11,585
Accrued Vacation Pay	$15,385	$36,923	$55,385
Outplacement	$0	$30,000	$20,000
Financial Planning	$0	$0	$18,000
Club Membership	$0	$0	$30,000
Tax Assistance	$0	$18,000	$0

Total:	$15,385	$10,932,312	$15,856,402

Director Compensation

Equity-Based Compensation

The board determined that, as of April 14, 2004, all non-employee director annual retainer and meeting fees would be paid in the form of restricted stock units. The restricted stock units vest in two parts. The first one-third of the restricted stock unit award vests on the earlier of the third anniversary of the grant date and the date a director ceases to be a director of the Company. The remaining two-thirds of the restricted stock unit award vests on the date the director ceases to be a director of the Company. Each director has the option to defer the first one-third of the restricted stock unit award until the date the director ceases to be a director of the Company. The Company may elect to make payment in the form of shares of the Company’s common stock or cash upon vesting. Dividend equivalents on the awards are deferred (credited with interest quarterly at the same rate as five-year U.S. government bonds) and paid out upon the date the director ceases to be a director of the Company. Each director receives annually a restricted stock unit grant, the fair market value of which is $180,000, as a base retainer for serving as a director. A director will additionally receive the following annual awards, as applicable:

–	a restricted stock unit grant, the fair market value of which is $35,000, for serving as the chairman of the audit committee;

–	a restricted stock unit grant, the fair market value of which is $20,000, for serving as chairman of any other committee; or

–	a restricted stock unit grant, the fair market value of which is $20,000, for serving as a member of the audit committee other than the chairman.

The chairman of the board also receives a restricted stock unit grant, the fair market value of which is $120,000, for serving as chairman.

Fair market value is defined as the average of the high and the low of the Company’s stock price on the date of grant.

Pension

Under the Wallace Computer Services Directors Pension Plan, Messrs. Pope and Riordan will receive quarterly payments of $6,250 starting at age 60. No other director will receive payments under this plan.

Indemnification Agreements

The Company is party to indemnification agreements with each of its directors that requires the Company

Company Information

to indemnify the directors to the fullest extent permitted by Delaware law. The Company’s certificate of incorporation also requires the Company to indemnify both the directors and officers to the fullest extent permitted by Delaware law.

Benefits

Non-employee directors may also elect to participate in the Company’s medical benefit plans. Any director who so elects pays the full cost of participation as if such director were a retiree of the Company.

2006 Non-Employee Director Compensation Table

Directors who are our employees receive no additional fee for service as a director. Non-employee directors receive equity-based compensation as shown described above. As required by SEC rules, the table below shows the compensation cost recognized in 2006 with respect to all outstanding stock awards held by the non-employee director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Robert Cummings, Jr.	—	229,177	—	—	—	—		229,177
Judith Hamilton	—	254,641	—	—	—	6,951	(4)	261,592
Thomas Johnson	—	254,641	—	—	—	8,351	(4)	262,992
John Pope	—	273,739	—	—	—	15,144	(5)	288,883
Michael Riordan	—	253,128	—	—	—	5,748	(5)	258,876
Lionel Schipper, C.M.	—	254,641	—	—	—	—		254,641
Oliver Sockwell	—	229,177	—	—	—	5,761	(4)	234,938
Bide Thomas	—	254,641	—	—	—	4,341	(4)	258,982
Norman Wesley	—	229,177	—	—	—	3,591	(4)	232,768
Stephen Wolf	—	381,961	—	—	—	7,101	(4)	359,062
[1]

No annual cash, stock option grants or non-stock incentive plan compensation payments were made as compensation for director services in 2006 or are contemplated under our current compensation structure.

[2]

The amounts shown in this column constitute the fair value of restricted stock units granted under the Company’s 2004 PIP awarded as payment of non-employee director annual retainer and fees for serving as chairperson of the board or committees calculated as set forth above under Equity-Based Compensation. The amounts are valued based on the dollar amount of compensation cost recognized in 2006 with respect to all outstanding stock awards, dividend equivalents and interest thereon held by the non-employee director and dividend equivalents and interest thereon as determined pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123R). See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating the value pursuant to FAS 123R. The aggregate grant date fair value of awards made in 2006 were: Mr. Cummings, $180,000; Ms. Hamilton, $200,000; Mr. Johnson, $200,000; Mr. Pope, $215,000; Mr. Riordan, $200,000; Mr. Schipper, $200,000; Mr. Sockwell, $180,000; Mr. Thomas, $200,000; Mr. Wesley, $180,000; and Mr. Wolf, $300,000. As of December 31, 2006, each director had outstanding the following aggregate number of restricted stock units: Mr. Cummings, 17,009; Ms. Hamilton, 18,899; Mr. Johnson, 18,899; Mr. Pope, 20,316; Mr. Riordan, 18,238; Mr. Schipper, 18,899; Mr. Sockwell, 17,009; Mr. Thomas, 18,899; Mr. Wesley, 17,009; and Mr. Wolf, 28,348.

[3]

As of December 31, 2006, the following directors had outstanding the following numbers of outstanding options to purchase shares of Common Stock: Ms. Hamilton, 25,814; Mr. Johnson, 36,897; Mr. Schipper, 6,300; Mr. Sockwell, 21,814; Mr. Thomas, 22,021; Mr. Wesley, 6,873; and Mr. Wolf, 25,814.

[4]

Consists of dividends on phantom shares under the Company’s Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors, credited as additional phantom shares. As of December 31, 2006, the following directors had outstanding the following aggregate numbers of phantom shares: Ms. Hamilton, 6,812 phantom shares; Mr. Johnson, 8,185 phantom shares; Mr. Sockwell, 5,646 phantom shares; Mr. Thomas, 4,254 phantom shares; Mr. Wesley, 3,519 phantom shares; and Mr. Wolf, 6,959 phantom shares. The phantom shares are fully vested.

[5]

Consists of dividends paid on amounts held in the directors’ account under the Wallace Corporation Director Compensation Plan pursuant to which the directors retainer fees were credited as shares of stock in Company maintained accounts, similar to phantom stock. Dividends paid on these shares are accrued and credited as additional shares on December 31 of each year. As of December 31, 2006, there were 14,448 and 5,484 shares credited to Mr. Pope’s and Mr. Riordan’s accounts, respectively.

Company Information

Certain Transactions

In February 2007, the Corporate Responsibility & Governance Committee adopted a written policy relating to approval or ratification of all transactions involving an amount in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, subject to certain enumerated exclusions. Under the policy, such related person transactions must be approved or ratified by (i) the committee or (ii) if the committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the board, such disinterested members of the board by a majority vote. Related persons include any of our directors or certain executive officers, certain of our shareholders and their immediate family members.

In considering whether to approve or ratify any related person transaction, the committee or such disinterested directors, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to, the size of the transaction and the amount payable to or receivable from a related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware. In addition, each executive officer of the Company is required to advise the Chairman of the committee of any related person transaction of which he or she becomes aware.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during 2006 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that, due to administrative error one report on Form 4 relating to the vesting of restricted stock units was filed late for Ms. Bettman.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006. The committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the Company’s financial reporting. The committee has received from the independent registered public accounting firm written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

During the course of the fiscal year ended December 31, 2006, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the Company’s independent registered public accounting firm kept

Company Information

the committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the committee provided advice to management during this progress.

In reliance on the review and discussions described above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee

John C. Pope, Chairman

Michael T. Riordan

Lionel H. Schipper, C.M.

Bide L. Thomas

The Company’s Independent Registered Public Accounting Firm

Fees

Audit Fees — Deloitte & Touche LLP (Deloitte) was the Company’s independent registered public accounting firm for the years ended December 31, 2006 and 2005. Total fees paid to Deloitte for audit services rendered during 2006 and 2005 were $8,860,175 and $10,603,946, respectively.

Audit-Related Fees — Total fees paid to Deloitte for audit-related services rendered during 2006 and 2005 were $1,899,000 and $1,606,918, respectively, related primarily to acquisition due diligence.

Tax Fees — Total fees paid to Deloitte for tax services rendered during 2006 and 2005 were $301,000 and $379,479, respectively, related primarily to international and domestic tax compliance and other tax integration services.

All Other Fees — Total fees paid to Deloitte for all other services rendered during 2006 and 2005 were $0 and $0, respectively.

Audit Committee Pre-Approval Policy — The Audit Committee has policies and procedures that require the approval by the Audit Committee of all services performed by, and as necessary, fees paid to, the Company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee pre-approves, up to an aggregate dollar amount and individual dollar amount per engagement, certain permitted non-audit services anticipated to be provided by the Company’s independent registered public accounting firm. In the event permitted non-audit service amounts exceed the thresholds established by the pre-approval policy, the Audit Committee must specifically approve such excess amounts. The Audit Committee chairman has the authority to approve any services outside the specific pre-approved non-audit services and must report any such approval at the next meeting of the Audit Committee.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Submitting Stockholder Proposals and Nominations for 2008 Annual Meeting

Any proposals that stockholders wish to present at the 2007 Annual Meeting must be received by December 15, 2007 in order to be considered for inclusion in the Company’s proxy materials. The 2008 Annual Meeting is currently scheduled to be held on May 22, 2008. The Corporate Responsibility & Governance Committee will consider stockholders’ nominees for the Board of Directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the board, or make a proposal at the 2008 Annual Meeting, is required to give appropriate written notice to the Secretary of the Company, which must be received by the Company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are allowed to submit a notice of nomination or proposal within ten days after the meeting date is announced.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 111 South Wacker Drive, Chicago, Illinois 60606-4301.

Company Information

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the 2007 Annual Meeting other than the election of three directors, ratification of the auditors and Proposals 3 and 4 with respect to Amendments to the Company’s certificate of incorporation, and does not expect any stockholder proposals other than those described in this proxy statement. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Suzanne S. Bettman, Secretary

Chicago, Illinois, April 19, 2007

Appendix A

Proposed Amendments to the Company’s Restated Certificate of Incorporation Eliminating the Classified Structure of the Board of Directors

Article SEVENTH of the Company’s Restated Certificate of Incorporation is amended as follows:

SEVENTH: ~~1.~~ The number of Directors which shall constitute the whole Board shall be determined by the By-Laws of the corporation except that their number shall be not less than nine (9) nor more than fifteen (15). ~~The Directors~~ Each director who is serving as a director on the date of this Amendment to the Certificate of Incorporation shall hold office until the next annual meeting of stockholders after such date and until his or her successor has been duly elected and qualified. At each annual meeting of stockholders after the date of this Amendment to the Certificate of Incorporation, directors elected at such annual meeting shall be ~~divided into three classes of as nearly equal size as possible (i.e. a variation of not more than one between the number in each class) with respect to the time for which they shall severally hold office. Directors of the First Class first chosen shall hold office for one year or until the first annual election; Directors of the Second Class first chosen shall hold office until the second annual election; and Directors of the Third Class shall hold office until the third annual election. In each annual election or adjournment thereof, the successors to the class of Directors whose terms shall expire at that time shall be elected to hold office for terms of three years so that the term of office of one class of Directors shall expire in each year.~~ elected for a one-year term expiring at the next annual meeting of stockholders. Each Director elected shall hold office until his successor shall be elected and shall qualify or until his earlier resignation or removal.

~~2. [Intentionally omitted]~~

~~3. This Article shall not be amended, altered, changed or repealed unless authorized by the affirmative vote of the holders of two-thirds (2/3) of all of the outstanding shares of stock of each class having voting power.~~

Appendix B

Proposed Amendments to the Company’s Restated Certificate of Incorporation Eliminating the Supermajority Vote Requirement for Mergers, Consolidations or Asset Sales

EIGHTH: [RESERVED] ~~The corporation may not sell, lease or exchange all or substantially all of its property and assets, nor may it merge or consolidate, except with a corporation of which at least 90 percent of the outstanding shares of each class of the stock is owned by this corporation, unless authorized by the affirmative vote of the holders of two-thirds (2/3) of all the outstanding shares of stock of each class having voting power with respect to the proposed transaction. This Article shall not be amended, altered, changed or repealed unless authorized by the affirmative vote of the holders of two-thirds (2/3) of all of the outstanding shares of stock of each class having voting power.~~

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2007.

Vote by Internet

•        Log on to the Internet and go to www.investorvote.com

•        Follow the steps outlined on the secured website.

Vote by telephone

•        Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•        Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees

	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
01 - Thomas J. Quinlan II	☐	☐	☐	02 - Oliver R. Sockwell			☐	☐	☐	03 - Stephen M. Wolf	☐	☐	☐

B Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3 and 4 and AGAINST Proposals 5 and 6.

				For	Against	Abstain					For	Against	Abstain
2. Ratification of the Company’s auditors.				☐	☐	☐	3. Approval of amendments to the Restated Certificate of Incorporation eliminating the classified structure of the Board of Directors.				☐	☐	☐
				For	Against	Abstain					For	Against	Abstain
4. Approval of amendments to the Restated Certificate of Incorporation eliminating the supermajority vote requirement for mergers, consolidations or asset sales.				☐	☐	☐	5. Stockholder proposal to adopt UN Global Compact.				☐	☐	☐
				For	Against	Abstain
6. Stockholder proposal to eliminate the classified structure of the Board of Directors.				☐	☐	☐	7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

C Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

D Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Admission Ticket

R.R. Donnelley & Sons Company

2007 Annual Meeting of Stockholders

Thursday, May 24, 2007 at 10:00 a.m. (Local Time)

Renaissance Chicago O’Hare Suites Hotel

8500 Bryn Mawr Avenue, Chicago, Illinois

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

This ticket admits the named stockholder(s) and one guest. Photocopies will not be accepted.

You may be asked for identification at the time of admission.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – R.R. Donnelley & Sons Company

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 24, 2007

The undersigned hereby appoints Miles W. McHugh and Suzanne S. Bettman, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R.R. Donnelley & Sons Company to be held on May 24, 2007, at ten o’clock a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Please indicate your vote with respect to the election of Directors and the other proposals on the reverse. Nominees for Directors are: (01) Thomas J. Quinlan III, (02) Oliver R. Sockwell and (03) Stephen M. Wolf.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and AGAINST Proposal 5 and AGAINST Proposal 6.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of RR Donnelley employees in the RR Donnelley Stock Funds, the Tax Credit Stock Ownership Plan and the RR Donnelley Employee Stock Purchase Plan.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.